 Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
VOLT INFORMATION SCIENCES, INC.
at
$6.00 PER SHARE, NET IN CASH
by
VEGA MERGERCO, INC. (Offeror)
a wholly owned subsidiary of
VEGA CONSULTING, INC. (Parent)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK TIME (I.E., ONE MINUTE AFTER 11:59 P.M., NEW YORK TIME), ON APRIL 21, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Vega MergerCo, Inc., a New York corporation (the “Offeror”) and a wholly owned subsidiary of Vega Consulting, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of Volt Information Sciences, Inc., a New York corporation (“Volt” or the “Company”), at a purchase price of $6.00 per Share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”, which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2022, by and among Parent, the Offeror and Volt (as it may be amended and supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Volt (the “Merger”), with Volt being the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent in accordance with applicable provisions of the Business Corporation Law of the State of New York (the “NYBCL”). At the Effective Time (as defined in “Introduction” below), each issued and outstanding Share (other than (i) Shares owned by Parent, the Offeror, Volt or any of their direct or indirect subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 910 and 623 of the NYBCL) will be cancelled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), net of applicable withholding taxes and without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Volt will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”.
The board of directors of Volt (the “Company Board”) has (i) determined that the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Volt and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend that the shareholders of Volt accept the Offer and tender their Shares to the Offeror pursuant to the Offer, and if required to consummate the Merger, that the shareholders of Volt adopt the Merger Agreement under the NYBCL (such recommendation, the “Company Board Recommendation”).

Under the Merger Agreement, Volt has granted the Offeror an irrevocable option (the “Top-Up Option”) for so long as the Merger Agreement has not been terminated pursuant to the provisions therein, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Volt such number of authorized and unissued shares of Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Common Stock that, when added to the number of Common Stock owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Common Stock (including as authorized and unissued Common Stock, for purposes hereof, any Common Stock held in the treasury of the Company). If the Offeror acquires at least 90% of the Shares in the Offer (including pursuant to the Top-Up Option), the Offeror shall consummate the Merger under Section 905(a) of the NYBCL without a shareholders meeting and without action by the Company’s shareholders. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Top-Up Option.”
On March 12, 2022, each of Linda Perneau; Lori Schultz; Arnold Ursaner; Herbert Mueller; Leonard Naujokas; Nancy Avedissian; Nick Cyprus; Bruce G. Goodman; Linda Shaw; Deborah Shaw; The Diana Goodman Trust; Trust f/b/o Melissa Goodman under the Linda Shaw Annuity Trusts; Trust f/b/o Scott Schulte under the Linda Shaw Annuity Trusts; The 2001 Melissa Goodman Trust; Celia R. Brown Revocable Trust, Celia Brown; Michael Shaw; and Michael Shaw and Sara Warshaw Revocable Trust, dated August 15, 2006 (amended and restated June 9, 2020) (collectively, the “Supporting Stockholders”), entered into tender and support agreements (the “Tender and Support Agreements”) with Parent and Offeror in which they agreed to, among other things, (x) tender all shares of Common Stock of the Company owned by such shareholders in the Offer and (y) vote such shares in favor of the Merger and any related matters on which such shareholders may be called to vote. The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. As of March 22, 2022, the Supporting Stockholders held approximately 26% of the Shares then outstanding (approximately 24% on a fully-diluted basis). A form Tender and Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on March 25, 2022. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — Tender and Support Agreements.”
The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Shares validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to the Shares owned by Parent and its affiliates, would represent at least two-thirds (2/3) of the Shares then outstanding determined on a fully-diluted basis; (b) if exercise of the Top-Up Option is necessary to ensure that Offeror and Parent own one share more than 90% of the total Shares on a fully diluted basis then outstanding, the number of Top-Up Shares issuable on the Top-Up Option, together with Shares validly tendered in the Offer and not withdrawn, must be sufficient to ensure that the Offeror and Parent collectively own one share more than 90% of the total Shares on a fully diluted basis; (c) the expiration or termination of any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (d) any court or governmental authority having jurisdiction over Parent, the Offeror or Volt not enacting, issuing, promulgating, enforcing or entering any restraint that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger; (e) the accuracy of Volt’s representations and warranties contained in the Merger Agreement (subject to certain qualifications); (f) since the date of the Merger Agreement, there has not been any Company Material Adverse Effect (as defined in Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Representations and Warranties”); (g) Volt’s performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (h) the receipt by Parent of a certificate of a senior executive officer of Volt as to the satisfaction of the conditions referred to in clauses (e) through (h) above; (i) the No-Shop Period Start Date (as defined below) having occurred; and (j) the Merger Agreement not having been terminated in accordance with its terms. The Offer is also subject to certain other terms and conditions. See Section 13 — “Conditions of the Offer.” If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition (as defined under the “Summary Term Sheet” to this Offer to Purchase) to be satisfied upon expiration of the Offer (taking into account any extensions thereof), then (i) neither the Offer nor the Merger will be consummated and (ii) Volt’s shareholders will not receive the Offer Price pursuant to the Offer or any Merger Consideration pursuant to the Merger.
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.
The Information Agent for the Offer is:
Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: (888)-613-9988

March 25, 2022
IMPORTANT
If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3 — “Procedures for Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.
If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.
Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
* * *
Questions and requests for assistance may be directed to Georgeson LLC, the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
* * *
Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
* * *
No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.
* * *
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Volt (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Volt or has been taken from, or is based upon, publicly available documents or records of Volt on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any of the statements contained herein relating to Volt provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. Following the summary term sheet are some questions you, as a shareholder of Volt, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.
Securities Sought
All issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share (“Common Stock”), of Volt Information Sciences, Inc., a New York corporation (“Volt” or the “Company”).
Price Offered Per Share
$6.00 per share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest.
Scheduled Expiration Date
Midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on April 21, 2022, unless the Offer is extended or earlier terminated.
Offeror
Vega MergerCo, Inc., a New York corporation (the “Offeror”) and a wholly owned subsidiary of Vega Consulting, Inc., a Delaware corporation (“Parent”).
Tender and Support
Agreements
On March 12, 2022, each of Linda Perneau; Lori Schultz; Arnold Ursaner; Herbert Mueller; Leonard Naujokas; Nancy Avedissian; Nick Cyprus; Bruce G. Goodman; Linda Shaw; Deborah Shaw; The Diana Goodman Trust; Trust f/b/o Melissa Goodman under the Linda Shaw Annuity Trusts; Trust f/b/o Scott Schulte under the Linda Shaw Annuity Trusts; The 2001 Melissa Goodman Trust; Celia R. Brown Revocable Trust, Celia Brown; Michael Shaw; and Michael Shaw and Sara Warshaw Revocable Trust, dated August 15, 2006 (amended and restated June 9, 2020) (collectively, the “Supporting Stockholders”), entered into tender and support agreements (the “Tender and Support Agreements”) with Parent and Offeror in which they agreed to, among other things, (x) tender all shares of Common Stock of the Company owned by such shareholders in the Offer and (y) vote such shares in favor of the Merger and any related matters on which such shareholders may be called to vote. The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. As of March 22, 2022, the Supporting Stockholders held approximately 26% of the Shares then outstanding

(approximately 24% on a fully-diluted basis). A form Tender and Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on March 25, 2022.
Top-Up Option
Under the Merger Agreement, Volt has granted the Offeror an irrevocable option (the “Top-Up Option”) for so long as the Merger Agreement has not been terminated pursuant to the provisions therein, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Volt such number of authorized and unissued shares of Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Common Stock that, when added to the number of Common Stock owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Common Stock (including as authorized and unissued Common Stock, for purposes hereof, any Common Stock held in the treasury of the Company).
Who is offering to buy my securities?
The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a New York corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Volt (the “Merger”), with Volt continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent, pursuant to that Agreement and Plan of Merger, dated as of March 12, 2022, by and among Parent, the Offeror and Volt (as it may be amended and supplemented from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning the Offeror, Parent and Rajiv Sardana.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”.
What securities are you offering to purchase?
We are offering to purchase all of the outstanding Shares. See “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately all of the equity interests in, Volt. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to have the Offeror merge with and into Volt, with Volt as the Surviving Corporation. Upon consummation of the Merger, the Surviving Corporation would be a wholly owned subsidiary of Parent. See Section 11 — “Purpose of the Offer and Plans for Volt.”
How much are you offering to pay for my securities, and what is the form of payment?
We are offering to pay $6.00 per Share to you in cash, net of applicable withholding taxes and without interest. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book-entry” form in your name with Volt’s transfer agent) and you directly tender your Shares to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.” See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Will you have the financial resources to make payment?
Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by Parent and the Offeror to consummate the Offer and to provide funding for the Merger is approximately $143 million, plus related fees and expenses. Parent and the Offeror anticipate funding such cash requirements from Parent’s available cash and credit facilities to be entered into by Parent or its affiliates at the commencement of the Offer. In connection with the Offer, American CyberSystems, Inc. (“ACS”), an affiliate of Parent and the Offeror, has entered into a commitment letter with certain financing sources. See “Section 11 — Purpose of the Offer and Plans for Volt; Transaction Documents — The Debt Commitment Letter.” ACS has also provided a guaranty in favor of the Company pursuant to which ACS guarantees the payment of certain monetary obligations that may be owed by Parent or Offeror pursuant to the Merger Agreement, including the obligation of Parent and Offeror to pay the aggregate consideration payable pursuant to the Offer and the Merger, in each case, subject to certain terms and limitations.
Is your financial condition material to my decision to tender in the Offer?
No. We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than (i) Shares owned by Parent, the Offeror, Volt or any of their direct or indirect subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 910 and 623 of the NYBCL) for cash at the same price per share in the Merger as the Offer Price and (e) we and/or one or more of our affiliates, including ACS, have all financial resources, including Parent’s and its affiliates’ available cash and proceeds to be received Parent and its affiliates from committed financing sources, to purchase all Shares tendered pursuant to the Offer. See Section 12 — “Sources and Amount of Funds.” In connection with the Offer, ACS, an affiliate of Parent and the Offeror, has entered into a commitment letter with certain financing sources. See “Section 11 — Purpose of the Offer and Plans for Volt; Transaction Documents — The Debt Commitment Letter.” ACS has also provided a guaranty in favor of the Company pursuant to which ACS guarantees the payment of certain monetary obligations that may be owed by Parent or Offeror pursuant to the Merger Agreement, including the obligation of Parent and Offeror to pay the aggregate consideration payable pursuant to the Offer and the Merger, in each case, subject to certain terms and limitations.
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things:
•
at the Offer Expiration Time, there have been validly tendered (and not properly withdrawn) in the Offer a number of Shares that, together with the number of Shares then-owned by Parent, the Offeror or any of their respective subsidiaries, equals at least two-thirds (2/3) of the sum of (A) Shares then issued and outstanding and (B) the aggregate number of Shares issuable to the holders of Company Options from which the Company or its Representatives have received notices of exercise prior to the Offer Expiration Time (and as to which Shares have not yet been issued to such exercising holder of Company Options) (the “Minimum Tender Condition”);

•
in the event that the exercise of the Top-Up Option is necessary to ensure that the Offeror and Parent collectively own one more share than 90% of the total Shares on a fully diluted basis then outstanding, the Shares issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn being sufficient for the Offeror and Parent collectively to own at least one more share than 90% of the total Shares on a fully diluted basis;

•
at the Offer Expiration Time, any applicable waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has expired or been terminated;

•
any of the following conditions not existing at the time of Offer Expiration Time:

•
any order issued by a governmental entity, or any applicable law is in effect that would (1) make the Offer, the Top-Up Option (if applicable), the issuance of the Top-Up Shares (if applicable), the Merger or the other Transactions illegal or (2) otherwise restrain or prohibit the consummation thereof;

•
(i) the representations and warranties of the Company set forth in Section 4.10(b) (Absence of Certain Changes or Events) of the Merger Agreement are not true and correct in all respects, as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date, (ii) the representations and warranties of the Company set forth in Section 4.2 (Capitalization) of the Merger Agreement are not true and correct in all respects (except for de minimis failures to be true and correct), as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iii) the representations and warranties of the Company set forth in Section 4.1 (Qualifications, Organization, Subsidiaries, etc.), Section 4.3(a) (Authority), Section 4.18 (Finders or Brokers), Section 4.19 (Opinion of Financial Advisor), and Section 4.20 (Takeover Laws) of the Merger Agreement, are not true and correct in all material respects, as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date, and (iv) the other representations and warranties of the Company set forth in Article IV of the Merger Agreement are not true and correct (without giving effect to any “Company Material Adverse Effect,” “materiality,” “in all material respects,” or similar qualifiers), as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•
since the date of the Merger Agreement there has been a Company Material Adverse Effect;

•
the Company has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time; or

•
the Company has failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the certain conditions do not exist;

•
the No-Shop Period Start Date has occurred; and

•
the Merger Agreement has not been terminated in accordance with its terms.

The authorized share capital of the Company consists of 120,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). According to the Merger Agreement, as of the close of business on March 11, 2022, there were (i) 22,099,246 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 1,638,757 shares of Common Stock held by the Company in its treasury, (iv) Company Options (as defined in “Section 11 — Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Treatment of Equity Awards”) to purchase an aggregate of 318,203 shares of Common Stock issued and outstanding and (v) 1,686,192 shares of Common Stock issuable in respect of Company Restricted Units (as defined in “Introduction”) issued and outstanding.
Based on the foregoing, and assuming (i) no additional shares of Common Stock or Company Options were issued after March 11, 2022 and (ii) all Company Options are exercised in full prior to the Offer Expiration Time, based on the Shares outstanding as of March 11, 2022, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Tender Condition is 14,944,966 Shares, which equals at least two-thirds (2/3) of the sum of (A) Shares then issued and outstanding and (B) the aggregate number of Shares issuable to the holders of Company Options then outstanding. The minimum number of Shares the Offeror must acquire in the Offer in order to exercise the Top-Up Option and consummate the Merger under Section 905(a) of the NYBCL is 14,944,966 Shares.
We can waive some of the conditions of the Offer without the consent of Volt. We cannot, however, waive the Minimum Tender Condition, the condition that the No-Shop Period Start Date has occurred or the Termination Condition. See Section 13 — “Conditions of the Offer.”
Is there an agreement governing the Offer?
Yes. Parent, the Offeror and Volt have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents.”
What does the Company Board think about the Offer?
The Company Board has (a) determined that the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Volt and its stockholders, (b) approved the execution, delivery and performance of, and adopted and declared advisable the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) resolved to recommend that the shareholders of Volt accept the Offer and tender their Shares to the Offeror pursuant to the Offer, and if required to consummate the Merger, that the shareholders of Volt adopt the Merger Agreement under the NYBCL (such recommendation, the “Company Board Recommendation”).
For the reasons described in the Schedule 14D-9 filed with the SEC in connection with the Offer (“Schedule 14D-9”), the Company Board recommends that Volt’s shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror pursuant to the Offer. A more complete description of the Company Board’s reasons for authorizing and approving the Transactions are set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Volt’s shareholders concurrently herewith.
Has the Company Board received a fairness opinion in connection with the Offer and the Merger?
Yes. Foros Securities LLC (“Foros”), delivered an oral opinion to the Company Board on March 12, 2022 and subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Offer Price, net to the seller in cash, without interest, to be paid pursuant to the Offer and the Merger to holders of Shares (other than Shares owned directly or indirectly by the Company or any direct or indirect subsidiary of the Company, or Parent or the Offeror) was fair, from a financial point of view, to such holders. The full text of the written opinion of Foros, which describes the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken by Foros in preparing its opinion, is annexed to the Schedule 14D-9. Shareholders are urged to read the full text of that opinion carefully and in its entirety.
How long do I have to decide whether to tender in the Offer?
If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the initial Offer Expiration Time. The initial Offer Expiration Time shall be Midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on April 21, 2022 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer), unless the Offeror has extended the Offer, in which event the term “Offer Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.
If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Offer Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days of the NYSE American (the “NYSE American”). For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Tendering Shares.”
Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer (as defined under “Introduction” below).
Can the Offer be extended and under what circumstances?
Yes. We have agreed in the Merger Agreement that, subject to the parties’ respective rights to terminate the Merger Agreement in accordance with its terms, the Offer may be extended from time to time as follows:
•
subject to the parties’ respective rights to terminate the Merger Agreement in accordance with its terms, Offeror is required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE American applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price);

•
Offeror may in its sole discretion (without the consent of the Company), and if requested by the Company, Offeror shall (and Parent shall cause Offeror to) extend the Offer on one or more occasions for any period, if, as of any Offer Expiration Time, any Offer Condition is not satisfied or waived in accordance with the Merger Agreement, until such time as all Offer Conditions are satisfied or waived; provided, that if the sole such unsatisfied Offer Condition is the Minimum Tender Condition, Offeror shall not, and shall not be required to (and Parent shall not be required to cause Offeror to), extend the Offer for more than six occasions in consecutive periods of five business days each (or such longer or shorter period as the parties thereto may agree in writing); provided, further, that if, as of any then-scheduled Offer Expiration Time, all of the Offer Conditions other than the occurrence of the No-Shop Period Start Date (and other than those conditions that by their nature are to be satisfied at the Offer Expiration Time) have been satisfied or waived in accordance with the terms thereof, Offeror shall, and Parent shall cause Offeror to, extend the Offer until one minute after 11:59 p.m. (New York City time) on the day prior to the No-Shop Period Start Date or, if such date is not a business day, the first business day thereafter.

How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

Have any shareholders already agreed to tender their Shares in the Offer?
Yes. On March 12, 2022, the Supporting Stockholders entered into tender and support agreements (the “Tender and Support Agreements”) with Parent and Offeror in which they agreed to, among other things, (x) tender all shares of Common Stock of the Company owned by such shareholders in the Offer and (y) vote such shares in favor of the Merger and any related matters on which such shareholders may be called to vote. As of March 22, 2022, the Supporting Stockholders held approximately 26% of the Shares then outstanding (approximately 24% on a fully-diluted basis). The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. A form Tender and Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on March 25, 2022. Other than the foregoing, no other shareholders have yet agreed to tender their Shares in the Offer.
How do I tender my Shares?
If you wish to accept the Offer and:
•
you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•
you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with Volt’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares” below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•
you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional trading days of the NYSE American to tender your Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3 — “Procedures for Tendering Shares” for more information.
May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?
Yes. You may withdraw previously tendered Shares any time prior to the scheduled Offer Expiration Time, and, if not previously accepted for payment, at any time after May 24, 2022, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the scheduled Offer Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4 — “Withdrawal Rights.”
If I decide not to tender, how will the Offer affect my Shares?
If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.
What is the Top-Up Option and when can it be exercised?
Under the Merger Agreement, Volt has granted the Offeror a Top-Up Option, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase Top-Up Shares that, when added to the number of Shares owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 90% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Shares. If the Offeror acquires at least 90% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror shall consummate the Merger under Section 905(a) of the NYBCL without a shareholders meeting and without action by the Company’s shareholders. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Top-Up Option.”
Without the prior written consent of Volt, the Top-Up Option may be exercised by the Offeror, in whole and not in part, only once, at any time following the consummation of the Offer (the “Offer Closing”) until the earlier to occur of (i) the Effective Time (as defined in “Introduction” below) and (ii) the termination of the Merger Agreement in accordance with its terms, provided that the Top-Up Option is not exercisable to the extent that: (i) the number of Top-Up Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes hereof, any Shares held in the treasury of the Company); or (ii) any provision of applicable law prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares.
The aggregate purchase price payable for the Top-Up Shares that would be purchased by the Offeror pursuant to the Top-Up Option is determined by multiplying the number of such Top-Up Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by Parent or the Offeror, by (i) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and by (ii) executing and delivering to Volt a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (i).
Do I have to vote to approve the Merger?
No. Because the Merger will be governed by Section 905(a) of the NYBCL, if we acquire, pursuant to the Offer, the Top-Up Option or otherwise, one more Share than 90% of the Shares, we will effect the Merger without any further action by the shareholders of Volt. However, if the Minimum Tender Condition is satisfied but we do not acquire one more Share than 90% of the Shares, we will hold the Stockholders’ Meeting and we will have the requisite amount of Shares to approve the Merger without the action of any other shareholder.
Are appraisal rights available in either the Offer or the Merger?
Appraisal rights will not be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such shareholders properly perfect their right to seek appraisal under Sections 910 and 623 of the NYBCL. See Section 16 — “Appraisal Rights.”
If the Offer is completed, will Volt continue as a public company?
No. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 905(a) of the NYBCL as soon as practicable following the consummation of the Offer. If the Merger occurs, Volt will no longer be publicly owned, registration of Volt under the Exchange Act will be terminated, and the Shares will cease to be listed on the NYSE American. Pursuant to the Merger Agreement, the consummation of the Merger will occur no later than the third business day after satisfaction or, to the extent permitted thereunder, waiver of all conditions to the Merger set forth in the Merger

Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing) unless the Merger Agreement has been terminated in accordance with its terms.
What is the market value of my Shares as of a recent date?
The Offer Price of $6.00 per Share represents a premium of approximately 99% over the closing price of the Shares on March 11, 2022 (the last trading day before public announcement of the Merger Agreement). On March 24, 2022, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE American was $5.96 per Share.
We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time (as defined in “Introduction” below), without the prior written consent of Parent, Volt will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any Volt securities (including the Shares). See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Covenants.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer, as set forth in Section 13 — “Conditions of the Offer,” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $6.00, net of applicable withholding taxes and without interest, promptly following the Offer Expiration Time. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What are the U.S. federal income tax consequences of participating in the Offer or the Merger?
A U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger (including any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively.
A Non-U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain recognized on the disposition of Shares pursuant to the Offer or the Merger unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition or (c) The Company is, or has been at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for its Shares, a “United States real property holding corporation” (within the meaning of Section 897 of Internal Revenue Code of 1986, as amended (the “Code”)) and, if the Shares are “regularly traded on an established securities market” for U.S. federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares.
The Company’s shareholders are urged to read carefully Section 5 — “Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5 — “Certain U.S. Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?
Company Options are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether or not vested) will, automatically by virtue of the Merger and without any action required of the holder of any such Company Option or any other person, at the Effective Time, be fully vested and cancelled and converted in accordance with the Merger Agreement into only the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share applicable to such Company Option by (ii) the total number of shares of Common Stock subject to such Company Option, less any taxes required to be withheld, payable within 14 calendar days after the Effective Time. Any Company Option which has a per share exercise price that is greater than or equal to the Merger Consideration will be canceled at the Effective Time for no consideration or payment.
What will happen to my shares of restricted stock?
Company Restricted Units (as defined below) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company Restricted Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (with any Company Restricted Unit subject to performance conditions being deemed to be achieved based on (i) with respect to a performance period that ended on or prior to the Effective Time, actual performance or, (ii) with respect to a performance period scheduled to end following the Effective Time, target performance) and be converted into the right to receive an amount in cash equal to the Merger Consideration, less any taxes required to be withheld, payable within 14 calendar days after the Effective Time. Notwithstanding the foregoing, with respect to each Company Restricted Unit that is subject to deferred payment under the Company’s Amended and Restated Deferred Compensation & Supplemental Savings Plan (each, a “Deferred RSU”), payment of the Merger Consideration in respect of such Deferred RSU will instead be made at the time specified in the deferral election form applicable to such Deferred RSU or at a time otherwise permitted under Section 409A of the Code.
Whom can I contact if I have questions about the Offer?
For further information, you can call Georgeson LLC, the Information Agent for the Offer toll-free at 888-613-9988.

To: Holders of Shares of Common
Stock of Volt Information Sciences, Inc.:
INTRODUCTION
Vega MergerCo, Inc., a New York corporation (the “Offeror”) and a wholly owned subsidiary of Vega Consulting, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of Volt Information Sciences, Inc., a New York corporation (“Volt” or the “Company”), at a purchase price of $6.00 per Share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”, which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”).
On March 12, 2022, each of Linda Perneau; Lori Schultz; Arnold Ursaner; Herbert Mueller; Leonard Naujokas; Nancy Avedissian; Nick Cyprus; Bruce G. Goodman; Linda Shaw; Deborah Shaw; The Diana Goodman Trust; Trust f/b/o Melissa Goodman under the Linda Shaw Annuity Trusts; Trust f/b/o Scott Schulte under the Linda Shaw Annuity Trusts; The 2001 Melissa Goodman Trust; Celia R. Brown Revocable Trust, Celia Brown; Michael Shaw; and Michael Shaw and Sara Warshaw Revocable Trust, dated August 15, 2006 (amended and restated June 9, 2020) (collectively, the “Supporting Stockholders”), entered into tender and support agreements (the “Tender and Support Agreements”) with Parent and Offeror in which they agreed to, among other things, (x) tender all shares of Common Stock of the Company owned by such shareholders in the Offer and (y) vote such shares in favor of the Merger and any related matters on which such shareholders may be called to vote. The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. As of March 22, 2022, the Supporting Stockholders held approximately 26% of the Shares then outstanding (approximately 24% on a fully-diluted basis). A form of the Tender and Support Agreements is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on March 25, 2022. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — Tender and Support Agreements.”
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2022, by and among Parent, the Offeror and Volt (as it may be amended and supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Volt (the “Merger”), with Volt being the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent in accordance with applicable provisions of the Business Corporation Law of the State of New York (the “NYBCL”). At the Effective Time (as defined below), each issued and outstanding Share (other than (i) Shares owned by Parent, the Offeror, Volt or any of their direct or indirect subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 910 and 623 of the NYBCL) will be cancelled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), net of applicable withholding taxes and without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Volt will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”.
Under the Merger Agreement, Volt has granted the Offeror an irrevocable option (the “Top-Up Option”) for so long as the Merger Agreement has not been terminated pursuant to the provisions therein, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Volt such number of authorized and unissued shares of Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Common Stock that, when added to the number of Common Stock owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Common Stock (including as authorized and unissued Common Stock, for purposes hereof, any Common Stock held in the treasury of the Company). If the Offeror acquires at least 90% of the Shares in the Offer (including pursuant to the Top-Up Option), the Offeror shall consummate the Merger under Section 905(a) of the NYBCL without a shareholders meeting and without action by the Company’s shareholders. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Top-Up Option.”
If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., as depositary and paying agent, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.
The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Shares validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to the Shares owned by Parent and its affiliates, would represent at least two-thirds (2/3) of the Shares then outstanding determined on a fully-diluted basis; (b) if exercise of the Top-Up Option is necessary to ensure that Offeror and Parent own one share more than 90% of the total Shares on a fully diluted basis then outstanding, the number of Top-Up Shares issuable on the Top-Up Option, together with Shares validly tendered in the Offer and not withdrawn, must be sufficient to ensure that the Offeror and Parent collectively own one share more than 90% of the total Shares on a fully diluted basis; (c) the expiration or termination of any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (d) any court or governmental authority having jurisdiction over Parent, the Offeror or Volt not enacting, issuing, promulgating, enforcing or entering any restraint that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger; (e) the accuracy of Volt’s representations and warranties contained in the Merger Agreement (subject to certain qualifications); (f) since the date of the Merger Agreement, there has not been any Company Material Adverse Effect (as defined in Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Representations and Warranties”) (g) Volt’s performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (h) the receipt by Parent of a certificate of a senior executive officer of Volt as to the satisfaction of the conditions referred to in clauses (e) through (g) above; (i) the No-Shop Period Start Date (as defined below) having occurred; and (j) the Merger Agreement not having been terminated in accordance with its terms. The Offer is also subject to certain other terms and conditions. See Section 13 — “Conditions of the Offer.”
The authorized share capital of the Company consists of 120,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). According to the Merger Agreement, as of the close of business on March 11, 2022, there were (i) 22,099,246 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 1,638,757 shares of Common Stock held by the Company in its treasury, (iv) Company Options (as defined below) to purchase an aggregate of 318,203 shares of Common Stock issued and outstanding and (v) 1,686,192 shares of Common Stock issuable in respect of Company Restricted Units issued and outstanding. “Company Restricted Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, shares of Common Stock or a cash amount based on value of Common Stock, including the right to receive such shares of Common Stock or cash on a deferred basis.  Based on the foregoing, and assuming (i) no additional shares of Common Stock or Company Options were issued after March 11, 2022 and (ii) all Company Options are exercised in full prior to the Offer Expiration Time, based on the Shares outstanding as of March 11, 2022, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Tender Condition is 14,944,966 Shares, which equals at least two-thirds (2/3) of the sum of (A) Shares then issued and outstanding and (B) the aggregate number of Shares issuable to the holders of Company Options then outstanding. The minimum number of Shares the Offeror must acquire in the Offer in order to exercise the Top-Up Option and consummate the Merger under Section 905(a) of the NYBCL is 14,944,966 Shares.

We can waive some of the conditions of the Offer without the consent of Volt. We cannot, however, waive the Minimum Tender Condition or the Termination Condition.
See Section 13 — “Conditions of the Offer.”
The Offer and withdrawal rights will expire at midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on April 21, 2022 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions of the Offer” and Section 15 — “Certain Legal Matters; Regulatory Approvals.”
The board of directors of Volt (the “Company Board”) has (i) determined that the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Volt and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend that the shareholders of Volt accept the Offer and tender their Shares to the Offeror pursuant to the Offer, and if required to consummate the Merger, that the shareholders of Volt adopt the Merger Agreement under the NYBCL (such recommendation, the “Company Board Recommendation”).
For the reasons described in the Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer (“Schedule 14D-9”), the Company Board recommends that Volt’s shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror pursuant to the Offer. A more complete description of the Company Board’s reasons for authorizing and approving the Transactions are set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Volt’s shareholders concurrently herewith.
The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Department of State of the State of New York (the “Department”) the Certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the NYBCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Department or at such other subsequent date or time as Parent and Volt may agree and specify in the Certificate of Merger in accordance with the NYBCL (the “Effective Time”). At the Effective Time, each issued and outstanding Share (other than Shares owned by Parent, the Offeror, Volt or any of their direct or indirect subsidiaries) will be cancelled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding taxes and without interest. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement.”
Section 905(a) of the NYBCL provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of stock of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the shareholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, assuming that the Minimum Tender Condition and the other conditions to the Offer are satisfied, in the event that the Offeror acquires at least 90% of the then-outstanding Shares pursuant to the Offer, the Top-Up Option or otherwise, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective pursuant to Section 905(a) of the NYBCL as soon as reasonably practicable after the Offer Acceptance Time (as defined below). See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement.”
No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Sections 910 and 623 of the NYBCL. Such shareholder will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 910 of the NYBCL. Shareholders must properly perfect their right to seek appraisal in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Appraisal Rights.”
Foros Securities LLC (“Foros”), delivered an oral opinion to the Company Board on March 12, 2022 and subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Offer Price, net to the seller in cash, without interest, to be paid pursuant to the Offer and the Merger to holders of Shares (other than Shares owned directly or indirectly by the Company or any direct or indirect subsidiary of the Company, or Parent or the Offeror) was fair, from a financial point of view, to such holders. The full text of the written opinion of Foros, which describes the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken by Foros in preparing its opinion, is annexed to the Schedule 14D-9. Shareholders are urged to read the full text of that opinion carefully and in its entirety.
The Offeror has engaged Computershare Trust Company, N.A. to act as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”). The Offeror has engaged Georgeson LLC to act as information agent for the Offer (the “Information Agent”).
Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized below. See Section 5 — “Certain U.S. Federal Income Tax Consequences.”
This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
1.
Terms of the Offer

Upon the terms set forth in the Merger Agreement and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (as defined below), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Offer Expiration Time in accordance with the procedures described in Section 4 — “Withdrawal Rights.” The initial Offer Expiration Time shall be midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on April 21, 2022, which is the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, unless the Offeror, in accordance with the Merger Agreement, has extended the Offer, in which event the term “Offer Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Conditions of the Offer” (the “Offer Conditions”). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Termination.”
Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Offeror expressly reserve the right to increase the Offer Price, waive, in whole or in part, any

Offer Condition (other than the Minimum Tender Condition or the Termination Condition) or modify the terms of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Volt: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or otherwise modify or waive any term of the Offer in a manner adverse in any material respect to any holders of Shares, (v) change the form of consideration payable in the Offer or (vi) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.
The Merger Agreement provides that the Offer Price will be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of the Merger Agreement and prior to the Effective Time.
Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:
•
subject to the parties’ respective rights to terminate the Merger Agreement in accordance with its terms, Offeror is required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE American applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price);

•
Offeror may in its sole discretion (without the consent of the Company), and if requested by the Company, Offeror shall (and Parent shall cause Offeror to) extend the Offer on one or more occasions for any period, if, as of any Offer Expiration Time, any Offer Condition is not satisfied or waived in accordance with the Merger Agreement, until such time as all Offer Conditions are satisfied or waived? provided, that if the sole such unsatisfied Offer Condition is the Minimum Tender Condition, Offeror shall not, and shall not be required to (and Parent shall not be required to cause Offeror to), extend the Offer for more than six occasions in consecutive periods of five business days each (or such longer or shorter period as the parties thereto may agree in writing); provided, further, that if, as of any then-scheduled Offer Expiration Time, all of the Offer Conditions other than the occurrence of the No-Shop Period Start Date (and other than those conditions that by their nature are to be satisfied at the Offer Expiration Time) have been satisfied or waived in accordance with the terms thereof, Offeror shall, and Parent shall cause Offeror to, extend the Offer until one minute after 11:59 p.m. (New York City time) on the day prior to the No-Shop Period Start Date or, if such date is not a business day, the first business day thereafter. “No-Shop Period Start Date” means 11:59 p.m. New York City time on April 11, 2022.

There can be no assurance that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”
Under the Merger Agreement, Volt has granted the Offeror an irrevocable option (the “Top-Up Option”) for so long as the Merger Agreement has not been terminated pursuant to the provisions therein, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Volt such number of authorized and unissued shares of Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Common Stock that, when added to the number of Common Stock owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Common Stock (including as authorized and unissued Common Stock, for purposes hereof, any Common Stock held in the treasury of the Company). If the Offeror acquires at least 90% of the Shares in the Offer (including pursuant to the

Top-Up Option), the Offeror shall consummate the Merger under Section 905(a) of the NYBCL without a shareholders meeting and without action by the Company’s shareholders. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Top-Up Option.”
Without the prior written consent of Volt, the Top-Up Option may be exercised by the Offeror, in whole and not in part, only once, at any time following the consummation of the Offer (the “Offer Closing”) until the earlier to occur of (i) the Effective Time (as defined in “Introduction” below) and (ii) the termination of the Merger Agreement in accordance with its terms, provided that the Top-Up Option is not exercisable to the extent that: (i) the number of Top-Up Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes hereof, any Shares held in the treasury of the Company); or (ii) any provision of applicable law prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares.
The aggregate purchase price payable for the Top-Up Shares that would be purchased by the Offeror pursuant to the Top-Up Option is determined by multiplying the number of such Top-Up Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by Parent or the Offeror, by (i) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (ii) executing and delivering to Volt a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (i).
If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Offer Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of that 10th business day.
The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment or pay for any Shares if, at the scheduled Offer Expiration Time, any of the Offer Conditions have not been satisfied or waived or the Merger Agreement has been terminated in accordance with its terms. The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.
Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Offer Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Volt’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Merger Agreement, including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, (i) promptly, and in any event no later than 9:00 a.m. Eastern Time on the business day (determined under Rule 14d-1(g)(3) under the Exchange Act) immediately following the Offer Expiration Time, irrevocably accept for payment (the time of such acceptance for payment, the “Offer Acceptance Time”) all Shares validly tendered and not properly withdrawn pursuant to the Offer, and (ii) as promptly as practicable following the Offer Acceptance Time, and in any event not later than the second business day under the Exchange Act (as determined by Rule 14d-10 and Rule 14e-1(c) under the Exchange Act) thereafter, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Notwithstanding the foregoing, the Offeror expressly reserves the right to delay payment for all Shares in order to comply in whole or in part with applicable laws.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Tendering Shares.” Accordingly, tendering shareholders may be paid at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.
For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering shareholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
If, prior to the Offer Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.
Procedures for Tendering Shares

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Offer Expiration Time, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.
Book-Entry Transfer.   The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Offer Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Offer Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:
•
the tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Offer Expiration Time; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE American is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile or electronic transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.
Other Requirements.   Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement.   The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.
Irrevocable Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of the Offeror as that shareholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that shareholder’s rights with respect to the Shares tendered by that shareholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the shareholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that shareholder will be revoked, and No subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Volt’s shareholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of shareholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.
No alternative, conditional or contingent tenders will be accepted.
The purchase of Shares is generally subject to information reporting by the Depository (as the payor) to the applicable tax authorities. See Section 5 — “Certain U.S. Federal Income Tax Consequences.”
4.
Withdrawal Rights

A shareholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Offer Expiration Time and, if not previously accepted for payment, at any time after May 24, 2022, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.
For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a shareholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the shareholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.
If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.
Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Offer Expiration Time.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.
5.
Certain U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences to beneficial holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned) except as provided below, brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, shareholders asserting statutory appraisal rights and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.
The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.
A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.
The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.
This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.
Receipt of Cash Pursuant to the Offer or the Merger
U.S. Holders
A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will generally be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders
In general, and subject to the discussion below in “— Information Reporting and Backup Withholding”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Shares pursuant to the Offer or the Merger unless:
•
the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

•
the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
the Company is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for its Shares and, if the Shares are “regularly traded on an established securities market” for U.S. federal income tax purposes, such Non-U.S. Holder beneficially owned more than 5% of the Shares at any time during such period.

Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Shares pursuant to the Offer or the Merger, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if the Company is or was a “United States real property holding corporation” generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point (other than with respect to branch profits tax). Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.
Information Reporting and Backup Withholding Tax
Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability, provided that the required information is timely furnished in the appropriate manner to the Internal Revenue Service (the “IRS”).
THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.
Price Range of Shares; Dividends

The Shares are listed on the NYSE American under the symbol “VOLT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE American as reported by published financial sources with respect to periods occurring in fiscal years 2019, 2020, 2021 and 2022:
	High	Low
Fiscal Year Ended October 27, 2019
First Quarter	$3.71	$2.21
Second Quarter	$5.00	$3.62
Third Quarter	$4.92	$3.92
Fourth Quarter	$4.65	$2.60
Fiscal Year Ended October 25, 2020
First Quarter	$3.10	$2.24
Second Quarter	$2.65	$0.65
Third Quarter	$1.90	$0.65
Fourth Quarter	$1.80	$1.09
Fiscal Year Ended October 31, 2021
First Quarter	$3.30	$1.28
Second Quarter	$4.51	$2.28
Third Quarter	$5.40	$3.52
Fourth Quarter	$5.50	$3.20
Fiscal Year Beginning November 1, 2022
First Quarter	$3.99	$2.46
Second Quarter (through March 18, 2022)	$5.95	$2.92
The Offer Price of $6.00 per Share represents a premium of approximately 99% over the closing price of the Shares on March 11, 2022 (the last trading day before public announcement of the Merger Agreement). On March 24, 2022, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE American was $5.96 per Share. Shareholders are urged to obtain a current market quotation for the Shares.
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Volt will not declare, set aside, make or pay any dividend or distribution (whether in cash, assets, stock or other securities of the Company or its subsidiaries) on any shares of any Volt securities or any of its subsidiaries’ securities (including the Shares), except for dividends paid by a wholly owned subsidiary of Volt to its parent or another subsidiary of the Company. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement — Covenants.”
7.
Certain Effects of the Offer

If, as a result of the Offer (including through the exercise of the Top-Up Option), the Offeror owns Shares representing at least one Share more than 90% of the then outstanding Shares, Parent, the Offeror and Volt will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 905(a) of the NYBCL without prior notice to, or any action by, any other shareholder of as soon as practicable following the consummation of the Offer. Pursuant to the Merger Agreement, the consummation of the Merger will occur no later than the third business day after satisfaction or, to the extent permitted thereunder, waiver of all conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing) unless the Merger Agreement has been terminated in accordance with its terms.

Market for the Shares.   If the Offer is consummated, there will be no market for the Shares because Parent and the Offeror intend to consummate the Merger (the “Closing”) as soon as practicable following consummation of the Offer (the “Offer Closing”).
NYSE American Listing.   The Shares are currently listed on the NYSE American and trade under the symbol “VOLT.” Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on the NYSE American because the only shareholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Volt to delist the Shares from the NYSE American.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer is expected to result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Volt to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Volt to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Volt, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement to furnish an annual report to shareholders, the requirement to furnish annual, quarterly and current reports to shareholders pursuant to Section 13 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Volt and persons holding “restricted securities” of Volt to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8.
Certain Information Concerning Volt

General.   Volt is a global provider of staffing services (traditional time and materials-based as well as project-based). Volt’s staffing services consist of workforce solutions that include providing contingent workers, personnel recruitment services and managed staffing services programs supporting primarily administrative and light industrial (commercial) as well as technical, information technology and engineering (professional) positions. Volt’s managed service programs involve managing the procurement and on-boarding of contingent workers from multiple providers. The address of Volt’s principal executive offices and Volt’s phone number at its principal executive offices are as set forth below:
Volt Information Sciences, Inc.
2401 N. Glassell Street
Orange, California 92865
In connection with our due diligence review of Volt, Volt made available to us certain financial information described under the heading “Certain Prospective Financial Information (Unaudited)” in Item 4. — “The Solicitation or Recommendation” of the Schedule 14D-9.

Additional Information.   The Shares are registered under the Exchange Act. Accordingly, Volt is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Volt’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including Company Options and Company Restricted Units granted to them), the principal holders of Volt’s securities, any material interests of such persons in transactions with Volt and other matters is required to be disclosed in proxy statements and periodic reports distributed to Volt’s shareholders and filed with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov and on Volt’s corporate website at www.volt.com under “Investors — SEC Filings.” Information on, or accessible through, Volt’s website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning Volt and its business has been taken from Volt’s Annual Report on Form 10-K for its fiscal year ended October 31, 2021, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Volt contained in those documents and records or for any failure by Volt to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.
Certain Information Concerning the Offeror, Parent and Rajiv Sardana

Parent is a Delaware corporation and Offeror is a New York corporation. Both the Parent and the Offeror were formed on March 10, 2022, solely for the purpose of completing the Offer and the Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that either Parent or Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of Parent. The Parent is controlled by Rajiv Sardana, its founder and Chief Executive Officer. The telephone number at the principal office of the Offeror and Parent is 770-493-5588.
Parent and Offeror are affiliates of American CyberSystems, Inc. (“ACS”). ACS is a leading global information technology, consulting, and business solutions company. Since 1998, ACS has been a trusted partner to customers worldwide in their information technology transformation journey. ACS offers application development and maintenance, data warehousing, business intelligence, enterprise resource planning, staffing, and workforce management services. ACS’ extensive experience serving many industries is powered by a passion for innovation and delivered by ACS’ world-class employees and consultants. This enables ACS’ clients to grow and run their businesses more efficiently and drives exceptional results. Headquartered in Atlanta, Georgia, ACS has over $1.7 billion in annual revenue with more than 20,000 employees and consultants worldwide. ACS has provided a guaranty in favor of the Company pursuant to which ACS guarantees the payment of certain monetary obligations that may be owed by Parent or Offeror pursuant to the Merger Agreement, including the obligation of Parent and Offeror to pay the aggregate consideration payable pursuant to the Offer and the Merger, in each case, subject to certain terms and limitations.
The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and the Offeror, which include Rajiv Sardana, are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (ii) none of Parent, the Offeror or, to the best of their knowledge, any of the persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws; (iii) none of Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Volt; and (iv) none of Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Volt during the past 60 days.
Except as set forth elsewhere in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons listed in Schedule A, on the one hand, and Volt or any of its executive officers, directors and/or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
William Grubbs is a current member of the board of directors of Volt. On December 21, 2021, ACS acquired 100% of the membership interest of Diversant, LLC, a New Jersey limited liability company (“Diversant”). At the time of the sale, Mr. Grubbs was the President of Diversant. In connection with the sale, Mr. Grubbs received approximately $7.75 million on account of certain profits interest he held in Diversant..
Neither Parent nor the Offeror has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.
Pursuant to Rule 14d-3 under the Exchange Act, the Offeror and Parent have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC’s website at www.sec.gov.
10.
Background of the Offer; Contacts with Volt

The following chronology summarizes the key meetings and other events between representatives of ACS and representatives of the Company that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among ACS and the Company and their representatives. For a summary of additional activities of the Company relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.
In the ordinary course of its business, ACS evaluates acquisition opportunities, primarily focusing on staffing, consulting, and business services.
In late December, at the request of Rajiv Sardana, Chief Executive Officer of ACS, William Grubbs, the non-executive Chairman of the Company Board, introduced Rajiv Sardana to the Company’s Chief Executive Officer, Linda Perneau. Mr. Grubbs is the former President of Diversant, a company acquired by ACS in December 2021. Following such acquisition, Mr. Grubbs transitioned to his current role as Executive Director of HireGenics, a subsidiary of ACS.
On December 30, 2021, ACS signed a confidentiality agreement with the Company to enable ACS to engage in discussions, receive confidential information from the Company to facilitate ACS’s due diligence investigation in connection with a potential transaction.
On January 5, 2022, following an introduction of the parties present by William Grubbs (who then departed to attend another meeting), representatives of ACS, including Rajiv Sardana and Sanjeev Sardana, met with Linda Perneau and Herb Mueller, the Company’s then Chief Financial Officer, to discuss ACS’s interest in acquiring the Company.
On January 7, 2022, Foros had a telephonic conversation with ACS’ management team, including Rajiv Sardana and Sanjeev Sardana, to discuss further ACS’ interest in acquiring the Company. ACS informed Foros that ACS would submit a written non-binding indication of interest.

On January 10, 2022, ACS submitted to the Company and Foros a written non-binding indication of interest proposing an acquisition of the Company by ACS, or an affiliate of ACS, at a purchase price of $6.00 per Share in cash, reflecting a 110% premium over the $2.86 per Share closing price on January 7, 2022.
On February 2, 2022, members of the senior management of ACS, including Rajiv Sardana and Sanjeev Sardana, met in person with representatives of the Company, including Linda Perneau, and representatives of Foros to discuss ACS’s continued interest in a potential acquisition of the Company.During this meeting, the Company delivered a management presentation regarding the Company’s business and ACS informed the Company that it would submit a written non-binding indication of interest.
On February 4, 2022, ACS submitted to the Company and Foros a revised non-binding indication of interest proposing an acquisition of the Company by ACS, or an affiliate of ACS, at a purchase price of $6.00 per Share in cash, reflecting a 94% premium over the $3.09 per Share closing price on February 3, 2022.
On February 7, 2022, Foros submitted to ACS a draft exclusivity agreement (the “Exclusivity Agreement”) and proposed modifications to the non-binding indication of interest submitted by ACS on February 4, 2022, including the addition of a 30-day “go-shop” provision and deletion of exclusivity provisions to be covered by the separate Exclusivity Agreement.
On February 10, 2022, a conference call to discuss the proposed transaction was held among ACS, the Company, Foros, Kilpatrick Townsend & Stockton LLP (“Kilpatrick”), legal counsel to ACS, and Milbank LLP (“Milbank”), legal counsel to the Company.
On February 11, 2022, ACS submitted to the Company and Foros a revised Exclusivity Agreement and non-binding indication of interest proposing an acquisition of the Company by ACS, or an affiliate of ACS, at a purchase price of $6.00 per Share in cash, reflecting an 85% premium over the $3.25 per Share closing price on February 10, 2022. The parties executed the Exclusivity Agreement and non-binding indication of interest as revised by ACS. The Exclusivity Agreement provided an exclusivity period that expired on 11:59 p.m. EST on March 4, 2022, subject to certain terms and conditions for an earlier expiration or an extension. The Exclusivity Agreement permitted ACS to extend the exclusivity period (the “Extension Right”) through March 11, 2022 if it confirmed (i) that it did not intend to reduce its $6.00 per share proposed purchase price and (ii) that it had substantially completed its due diligence of the Company and was satisfied therewith (the foregoing collectively, the “Confirmations”).
On February 16, 2022, ACS and Kilpatrick received an invite to a virtual data room for the transaction. During February and March 2022, ACS conducted further due diligence with respect to the Company. On February 18, 2022, Milbank delivered a draft of the Merger Agreement to Kilpatrick.
Kilpatrick sent a revised draft of the Merger Agreement to Milbank on February 28, 2022 reflecting ACS’s comments. Related discussions and negotiations among representatives of ACS and Kilpatrick and representatives of the Company and Milbank continued subsequent thereto. Representatives of Kilpatrick and representatives of Milbank exchanged several revised drafts of the Merger Agreement and the Company’s disclosure schedule during this time. On March 4, 2022, Kilpatrick communicated to Milbank that ACS had determined to exercise the Extension Right. In connection therewith, Kilpatrick issued the Confirmations on behalf of ACS. As a result, the period of exclusivity between ACS and the Company was extended through March 11, 2022.
During the first two weeks of March 2022, discussions and negotiations among representatives of ACS and Kilpatrick and representatives of the Company and Milbank continued. During this period ACS determined that the Merger Agreement would be entered into by Parent, a newly formed entity controlled by Rajiv Sardana, and agreed with the Company that the obligations of Parent would be guaranteed by ACS. Representatives of Kilpatrick and representatives of Milbank exchanged several revised drafts of the Merger Agreement, the Company’s disclosure schedule, and the ACS Guaranty during that time. On March 11, 2021, ACS and the Company signed a confidentiality agreement governing information shared by ACS to the Company. On March 12, 2022, communication among the parties with respect to the Merger Agreement and the ACS Guaranty continued. Early afternoon on March 12, 2022, the board of directors of Parent approved the Merger Agreement and the board of directors of ACS approved the ACS Guaranty. Later on March 12, 2022, the Company Board convened a special meeting at which it approved the transaction with ACS. Thereafter that same day, the Merger Agreement, the ACS Guaranty, and the Tender and Support Agreements were executed by the applicable parties.
11.
Purpose of the Offer and Plans for Volt; Transaction Documents

a. Purpose of the Offer
The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Volt. The Offer, as the first step in the acquisition of Volt, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into Volt and that, upon consummation of the Merger, Volt, as the Surviving Corporation, will become a wholly owned subsidiary of Parent.
If you tender your Shares in the Offer, you will cease to have any equity interest in Volt or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth and instead will only have the right to receive an amount in cash equal to the Offer Price, net of applicable withholding and without interest. Similarly, after tendering your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Volt or the Surviving Corporation, as applicable.
No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders will be entitled to statutory appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Sections 910 and 623 of the NYBCL. Such shareholder will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 910 of the NYBCL. Shareholders must properly perfect their right to seek appraisal under the NYBCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Appraisal Rights.”
b. Plans for Volt.
If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Volt and the Company Board shortly thereafter. We expect that, initially following the consummation of the Offer and the Merger, the operations of Volt, as the Surviving Corporation, will be conducted substantially as they are currently being conducted. Parent intends to conduct a comprehensive review of Volt’s business and operations after the completion of the Offer and the Merger and will take such actions with respect to Volt’s business and operations as it deems appropriate given the results of such review.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 11, neither the Offeror nor Parent has present plans or proposals that would relate to or result in (a) any extraordinary transaction involving Volt or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of Volt or any of its subsidiaries, (c) any material change in Volt capitalization or dividend rate or policy or indebtedness, (d) any change in the Company Board or management of Volt, (e) any other material change in Volt’s corporate structure or business, (f) any class of equity securities of Volt being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of Volt becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of Volt’s obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of Volt, or the disposition of securities of Volt, or (j) any changes in Volt’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Volt.
At the Effective Time, (a) the members of the board of directors of the Offeror as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, and such directors will hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal, and (b) the officers of Volt as of immediately prior to the Effective Time will be the officers of the Surviving

Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
c. The Merger Agreement.
The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Volt.” The Merger Agreement is not intended to provide any other factual information about Parent, the Offeror or Volt. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among Parent, the Offeror and Volt, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by Volt to Parent and the Offeror but is not filed with the SEC as part of the Merger Agreement. Volt’s shareholders are not third-party beneficiaries under the Merger Agreement. Accordingly, Volt’s shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date hereof, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Parent, the Offeror or Volt. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Offer.   The Merger Agreement provides that the Offeror will commence the Offer as promptly as reasonably practicable following the execution of the Merger Agreement, but not later than ten business days after the execution of the Merger Agreement and, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, as further described below. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire at midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on April 21, 2022, which is the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.
Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserve the right to waive any Offer Condition (other than the Specified Offer Conditions, as defined in Section 13 — “Conditions to the Offer”) or modify the terms of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Volt: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive any Specified Offer Condition, (iv) add to the Offer Conditions or otherwise modify or waive any term of the Offer in a manner adverse to any holders of Shares or that makes such Offer Conditions more difficult to satisfy, (v) change the form of consideration payable in the Offer or (vi) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.
The Merger Agreement provides that the Offer Price will be adjusted to the extent appropriate to reflect the effect of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or other similar transaction with respect to the outstanding shares of capital stock of the Company (other than the issuance of Top-Up Shares or the issuance of Shares in connection with the exercise or settlement of Company Options or settlement of Company Restricted Units) during the period between the date of the Merger Agreement and the Effective Time.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:
•
subject to the parties’ respective rights to terminate the Merger Agreement in accordance with its terms, Offeror is required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE American applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price); and

•
Offeror may in its sole discretion (without the consent of the Company), and if requested by the Company, Offeror shall (and Parent shall cause Offeror to) extend the Offer on one or more occasions for any period, if, as of any Offer Expiration Time, any Offer Condition is not satisfied or waived in accordance with the Merger Agreement, until such time as all Offer Conditions are satisfied or waived; provided, that if the sole such unsatisfied Offer Condition is the Minimum Tender Condition, Offeror shall not, and shall not be required to (and Parent shall not be required to cause Offeror to), extend the Offer for more than six occasions in consecutive periods of five business days each (or such longer or shorter period as the parties thereto may agree in writing); provided, further, that if, as of any then-scheduled Offer Expiration Time, all of the Offer Conditions other than the occurrence of the No-Shop Period Start Date (and other than those conditions that by their nature are to be satisfied at the Offer Expiration Time) have been satisfied or waived in accordance with the terms of the Merger Agreement, Offeror shall, and Parent shall cause Offeror to, extend the Offer until one minute after 11:59 p.m. (New York City time) on the day prior to the No-Shop Period Start Date or, if such date is not a business day, the first business day thereafter.

Subject to the terms and conditions of the Merger Agreement, including the satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, (a) promptly, and in any event no later than 9:00 a.m., Eastern Time, on the business day (determined under Rule 14d-1(g)(3) under the Exchange Act) immediately following the Offer Expiration Date, irrevocably accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and (b) as promptly as practicable following the Offer Acceptance Time, and in any event not later than the second business day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, provided that with respect to Shares tendered pursuant to guaranteed delivery procedures, the Offeror is under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Offer Expiration Date.
Top-Up Option.   Under the Merger Agreement, the Company has granted the Offeror an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable Shares (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Shares that, when added to the number of Shares owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes hereof, any Shares held in the treasury of the Company). The Top-Up Option may be only once, in whole but not in part, at any time following the Offer Closing and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.
In the event the Minimum Tender Condition (defined below) is satisfied and exercise of the Top-Up Option would result in Offeror and Parent collectively owning one share more than 90% of the total Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) then outstanding, then Offeror will be obligated to exercise the Top-Up Option and shall do so on the same day on which Offeror accepts for payment Shares tendered pursuant to the Offer; provided that in no event shall the Top-Up Option be exercised (i) for a number of Shares in excess of the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes hereof, any Shares held in the treasury of the Company) or (ii) if any provision of applicable law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. At the closing of the purchase of Top-Up Shares, which shall take place simultaneously with the Offer Closing, the aggregate purchase price owed by Offeror to the Company for the Top-Up Shares will be paid to the Company by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A).
Any impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares (as defined below) pursuant to Sections 910 and 623 of the NYBCL.
Recommendation.   The Company Board has (i) determined that the terms of the Merger and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth therein, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Offeror pursuant to the Offer, and if required to consummate the Merger, that the stockholders of the Company adopt the Merger Agreement under the NYBCL (the “Company Board Recommendation”).
Short-Form Merger.   If, after the Offer Closing and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Offeror and Parent’s other subsidiaries collectively represents one more share than ninety 90% of the then outstanding Shares, subject to satisfaction of certain conditions set forth in the Merger Agreement, Parent and Offeror shall take all necessary and appropriate action to effect the Merger and to cause the Effective Time to occur as promptly as reasonably practicable without a meeting of stockholders of the Company in accordance with Section 905 of the NYBCL.
The Merger.   On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the NYBCL, at the Effective Time, Offeror will merge with and into the Company, the separate corporate existence of Offeror will cease and the Company will continue its corporate existence under the NYBCL as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Parent.
Closing.   Unless the Merger Agreement shall have been terminated in accordance with its terms, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the date of the Offer Closing or as promptly as practicable thereafter, unless the Stockholders’ Meeting (as defined below) will be held as required by law and in accordance with the Merger Agreement, in which case the Closing shall take place on the third business day after the satisfaction or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing.
Charter, Bylaws, Directors, and Officers.   The Merger Agreement provides that at the Effective Time, the certificate of incorporation and bylaws of the Company will be amended and restated to conform to the certificate of incorporation and bylaws of the Offeror as in effect immediately prior to the Effective Time, and as amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.
The Merger Agreement further provides that, at the Effective Time, (a) the members of the board of directors of the Offeror immediately before the Effective Time will be the directors of the Surviving Corporation, and (b) the officers of Volt immediately before the Effective Time will be the officers of the Surviving Corporation, and in each case, will hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Effect of the Merger on Capital Stock.   At the Effective Time:
•
each share of capital stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

•
each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, the Offeror, Volt or any oftheir direct or indirect subsidiaries and (ii) Shares owned by any shareholders (a) who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 910 and 623 of the NYBCL and (b) who have not effectively withdrawn such demand (the Shares referenced in (ii), collectively, the “Dissenting Shares”)), will be automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest.

The Merger Agreement provides that the Offer Price will be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of the Merger Agreement and prior to the Effective Time.
Treatment of Equity Awards.   The Merger Agreement provides that each Company Equity Award will be treated in the following manner in connection with the Merger:
Company Options.  Each option to purchase shares of Common Stock that is outstanding and unexercised immediately prior to the Effective Time that was granted pursuant to the Company’s 2006 Incentive Stock Plan, 2015 Equity Incentive Plan, 2019 Equity Incentive Plan or 2021 Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested (each, a “Company Option”), will, as of the Effective Time, become fully vested (to the extent not already vested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share applicable to such Company Option by (ii) the total number of shares of Common Stock subject to such Company Option. Parent will cause the Surviving Corporation or one of its subsidiaries, as applicable, to pay to the holders of Company Options such cash amounts, less such amounts as may be required to be withheld or deducted under applicable tax codes, within 14 calendar days following the Effective Time. If the applicable exercise price per share of Common Stock of any Company Option equals or exceeds the per Share Merger Consideration, such Company Option will be cancelled without payment of consideration, and all rights with respect to such Company Option will terminate as of the Effective Time.
Company Restricted Units.  Each Company Restricted Unit that is outstanding immediately prior to the Effective Time will, as of the Effective Time, become fully vested (with any Company Restricted Unit subject to performance conditions being deemed to be achieved based on (i) with respect to a performance period that ended on or prior to the Effective Time, actual performance or, (ii) with respect to a performance period scheduled to end following the Effective Time, target performance) and be converted into the right to receive an amount in cash equal to the Merger Consideration. Parent will cause the Surviving Corporation or one of its subsidiaries, as applicable, to pay to the holders of Company Restricted Units such cash amounts, less such amounts as may be required to be withheld or deducted under applicable laws relating to Tax with respect to the making of such payment (if any), within 14 calendar days following the Effective Time; provided, however, that, notwithstanding the foregoing, with respect to each Company Restricted Unit that is subject to deferred payment under the Company’s Amended and Restated Deferred Compensation & Supplemental Savings Plan (each, a “Deferred RSU”), payment of the Merger Consideration in respect of such Deferred RSU will instead be made at the time specified in the deferral election form applicable to such Deferred RSU or at a time otherwise permitted under Section 409A of the Internal Revenue Code.
Representations and Warranties.   In the Merger Agreement, Volt has made customary representations and warranties to Parent and the Offeror with respect to, among other matters:
•
qualification, organization and subsidiaries of Volt;

•
capitalization of Volt and outstanding Equity Awards;

•
corporate authorization to consummate the transactions contemplated by the Merger Agreement;

•
enforceability of the Merger Agreement;

•
governmental authorizations required to consummate the transactions contemplated by the Merger Agreement;

•
non-contravention of organizational documents, applicable laws or contracts;

•
SEC reports filed by the Company;

•
financial statements;

•
internal controls and procedures;

•
Volt and its subsidiaries’ liabilities;

•
compliance with applicable laws and permits;

•
environmental matters;

•
employee benefit plans;

•
absence of certain changes (including the absence of a Company Material Adverse Effect (as defined below)) since October 31, 2021;

•
certain litigation involving Volt and its subsidiaries;

•
taxes;

•
labor matters;

•
intellectual property;

•
real property;

•
Volt and its subsidiaries’ material contracts;

•
insurance;

•
brokers’ and finders’ fees;

•
fairness opinion of Foros to the Company Board in connection with the Transactions;

•
No Takeover Law (as defined under “— Covenants — Anti-Takeover Laws” below) applies to Volt in connection with the transactions contemplated by the Merger Agreement; and

•
accuracy of information supplied by Volt for inclusion in the Schedule TO (and the documents included or incorporated by reference to the Schedule TO).

Some of the representations and warranties in the Merger Agreement made by Volt are qualified, among other things, as to “materiality” or a “Material Adverse Effect” standard. For purposes of the Merger Agreement, “Material Adverse Effect,” as it relates to Volt and its subsidiaries (a “Company Material Adverse Effect”), means any event, change or effect that (a) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or (b) has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in the market price or change in the trading volume of the Common Stock (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (iii) changes or developments in the industries in which the Company and its subsidiaries operate, (iv) (A) the negotiation, execution and delivery of the Merger Agreement or (B) the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, customers, suppliers, distributors, regulators or partners, or any litigation relating to the Merger Agreement, (v) the identity of Parent or any of its affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to in writing by Parent, or failure to take any action prohibited by the Merger Agreement, (vii) any acts of war or terrorism, (viii) any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God, outbreaks of illness or other public health-related events, including any outbreak or event caused by COVID-19 or the taking of any COVID Actions, (ix) changes in law or applicable regulations of any governmental entity or the interpretations thereof, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof or (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); provided that, with respect to clauses (i), (iii), (viii) (ix) and (x), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have a material and disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the commercial staffing industry.
Each of Parent and the Offeror has made customary representations and warranties to Volt with respect to, among other matters:
•
qualification, organization and subsidiaries of Parent and the Offeror;

•
corporate authorization to consummate the transactions contemplated by the Merger Agreement;

•
enforceability of the Merger Agreement;

•
governmental authorizations required to consummate the transactions contemplated by the Merger Agreement;

•
non-contravention of organizational documents or applicable laws;

•
certain investigations and litigation involving Parent and its subsidiaries;

•
ownership of the Offeror;

•
financing of the transactions contemplated by the Merger Agreement;

•
brokers’ and finders’ fees;

•
absence of arrangements with Volt, shareholders, directors, officers, other than the Tender and Support Agreements;

•
Parent and its affiliates’ ownership of Common Stock;

•
solvency of Parent and the Surviving Corporation;

•
absence of vote of Parent’s shareholders; and

•
information supplied by Parent and the Offeror for inclusion in the Schedule 14D-9 to be filed by Volt in connection with the transactions contemplated by the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified, among other things, as to “materiality” standard.
The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:
•
have been made only for purposes of the Merger Agreement;

•
with respect to Volt, have been qualified by (i) matters specifically disclosed in any documents filed with or furnished to the SEC by Volt prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure letter (the “Company Disclosure Letter”) delivered by Volt to Parent and the Offeror concurrently with the execution of the Merger Agreement — such information modifies, qualifies and creates exceptions to the representations and warranties made by Volt in the Merger Agreement;
•
will not survive consummation of the Merger;

•
have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•
were, in certain instances, made only as of the date they were made in the Merger Agreement or such other date as is specified in the Merger Agreement; and

•
are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Company Material Adverse Effect,” as described above.

Covenants.
Conduct of Business of Volt.   The Merger Agreement provides that, from the date of the Merger Agreement until the Offer Closing or the earlier termination of the Merger Agreement in accordance with its terms, except as required or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or as consented to in writing by Parent, Volt is required to, and is required to cause its subsidiaries to, conduct its business in all material respects in the ordinary course and, to the extent consistent therewith and subject to compliance with the other restrictions set forth in the Merger Agreement, use its and their commercially reasonable efforts to (i) preserve substantially intact its and each of its subsidiaries’ business organization; (ii) keep available the services of its and its subsidiaries’ current officers and employees; and (iii) preserve its and each of its subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other persons having business relationships with it.
The Merger Agreement also contains specific restrictive covenants as to certain actions taken by Volt and its subsidiaries from the date of the Merger Agreement until the Offer Closing or the earlier termination of the Merger Agreement pursuant to its terms, which provide that, except as required or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or as consented to in writing by Parent, Volt and its subsidiaries will not take certain actions, including, among other things and subject to certain exceptions:
•
authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its subsidiaries), except dividends, dividend equivalents and distributions paid by a subsidiary to the Company or another subsidiary of the Company;

•
split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for (A) any such transaction by a wholly-owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction or (B) the issuance of any shares of Common Stock upon the exercise of any Company Options or settlement of Company Restricted Units;

•
except as required by any Company benefit plan in effect on the date of the Merger Agreement, (A) (1) increase the base salary, retainer or other fees or target bonus opportunities for any current or former director or executive officer of the Company, (2) increase the base salary or target bonus opportunities for the Company’s employees (other than directors and executive officers), except for annual, promotion-related or merit-based salary increases in the ordinary course of business consistent with past practice, or (3) materially increase the benefits provided to the Company’s current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance or retention agreement with any employee, executive officer or director of the Company or any of its subsidiaries (except for (1) an agreement with an employee (other than an executive officer of the Company) who has been hired on an “at will” basis to replace an employee with such an agreement without any material increase in compensation and benefits from the prior employee’s agreement, (2) separation agreements entered into with employees (other than executive officers of the Company) in the ordinary course of business consistent with past practice in connection with terminations of employment or (3) employment agreements (other than with executive officers of the Company) terminable on no more than thirty (30) days’ notice without penalty or severance obligation); or (C) except as permitted pursuant to clauses (A) or (B) above, or otherwise in the ordinary course of business consistent with past practice, enter into, establish, adopt, materially amend, terminate or waive any rights with respect to any collective bargaining agreement or any agreement with any labor organization or other employee representative;
•
materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or applicable law;

•
adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements) other than amendments to the organizational documents of any wholly owned subsidiary of the Company that are not material to the business of the Company;

•
except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, dispose of or subject to a lien (other than a permitted lien) any shares of its or its subsidiaries’ capital stock or any securities convertible into or exchangeable or exercisable for any such shares or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of the Merger Agreement or the express terms of any unexercisable Company Option outstanding on the date of the Merger Agreement, including any applicable terms under any applicable employment agreement or severance plan), other than (1) issuances of shares of Common Stock in respect of any exercise of Company Options and settlements of any Company Restricted Units or in respect of any dividend equivalent rights granted in respect of any such awards and (2) the acquisition or withholding of shares of Common Stock from a holder of a Company Option or Company Restricted Unit in satisfaction of withholding obligations or in connection with the payment of any exercise price;

•
except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock (1) from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price or (2) from a holder of Company Restricted Unit(s) in satisfaction of withholding obligations upon the vesting or settlement of such awards;

•
incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among the Company and its subsidiaries or among the Company’s subsidiaries, (2) indebtedness for borrowed money incurred in replacement of any existing or maturing indebtedness (including related premiums and expenses), (3) guarantees by the Company of indebtedness for borrowed money of subsidiaries of the Company, which indebtedness is incurred in compliance with the Merger Agreement, (4) indebtedness for borrowed money incurred under or the issuance of letters of credit under (a) the Amended and Restated Receivables Loan and Security Agreement, dated as of July 19, 2019, by and among the Company, DZ Bank AG Deutsche Zentral-Genossenschaftsbank and the other parties thereto, (b) the Amended and Restated Receivables Purchase and Sale Agreement, dated as of July 19, 2019, by and among the Company, Volt Management Corp., P/S Partner Solutions, Ltd. and Volt Funding II, LLC and (c) the Receivables Purchase and Sale Agreement, dated as of July 19, 2019, by and among the Company, Volt Consulting Group Limited, Volt Europe Limited and Volt Funding II, LLC (collectively, the “Receivables Agreements”) or pursuant to agreements in effect prior to the execution of the Merger Agreement, and (5) indebtedness for borrowed money not to exceed $1,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (1) through (4), inclusive;

•
except (1) for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of the Merger Agreement and disclosed or made available to Parent prior to the date of the Merger Agreement, (3) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the Transactions or (4) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations other than pursuant to the Receivables Agreements), or subject to any lien (other than permitted liens) or otherwise dispose of any portion of its material properties or assets having a fair market value in excess of $500,000 in the aggregate;

•
(1) modify, amend, terminate or waive any rights under any Company material contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business or (2) enter into any contract that would constitute a Company material contract if entered into prior to the date of the Merger Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Company material contract), except the Company may enter into agreements providing for acquisitions or dispositions that are otherwise permitted under the Merger Agreement;

•
voluntarily settle, pay, discharge or satisfy (1) any action that involves only the payment of monetary damages not in excess of $500,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its subsidiaries (provided, in no event shall the Company or any of its subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any action in connection with de-listing from the NYSE American;

•
except in the ordinary course of business or in a manner consistent with past practice, (1) make, change or revoke any material tax election, (2) make a material change in any method of tax accounting or (3) settle or compromise any material tax proceeding, in each case, if such action would be reasonably likely to increase the taxes of the Company or its subsidiaries following the Closing;

•
acquire or agree to so acquire any entity, business or assets that constitute a business or division of any person, or any material amount of assets from any other person (excluding ordinary course purchases of goods, products, services and off-the-shelf intellectual property), other than acquisitions that do not exceed $500,000 in the aggregate;

•
adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its subsidiaries (other than the Merger or in compliance with the Merger Agreement);

•
enter into or amend any material transaction with any affiliate (other than transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries); provided, that the payment of compensation and benefits in the ordinary course or pursuant to existing contracts to directors, officers and employees shall not be deemed to be a “transaction” with an affiliate; and

•
agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, the Company and each of its subsidiaries shall be permitted to take any COVID Actions, and in no event will the taking of such COVID Actions constitute a breach of the Merger Agreement.
ACS Guarantee.   ACS has provided a guaranty in favor of the Company (the “ACS Guaranty”) pursuant to which ACS guarantees the payment of certain monetary obligations that may be owed by Parent or Offeror pursuant to the Merger Agreement, including the obligation of Parent and Offeror to pay the aggregate consideration payable pursuant to the Offer and the Merger, in each case, subject to certain terms and limitations. The foregoing description of the ACS Guaranty does not purport to be complete and is qualified in its entirety by reference to the full text of the guaranty agreement, which is filed as Exhibit (d)(6) of the Schedule TO.

Control of Operations.   Prior to the Effective Time, the Company shall exercise, subject to and consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its operations.
Access to Information.   Subject to compliance with applicable laws, the Company will afford to Parent and its directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its subsidiaries’ officers, key employees, properties, contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of the Merger Agreement. The foregoing notwithstanding, the Company will not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its subsidiaries, would cause a violation of any agreement to which the Company or any of its subsidiaries is a party, would, in the reasonable judgment of the Company, result in a loss of privilege or trade secret protection to the Company or any of its subsidiaries, would, in the reasonable judgment of the Company result in the disclosure of competitively sensitive information, or would constitute a violation of any applicable laws.
Confidentiality.   Information disclosed pursuant to the Merger Agreement will be governed under the Confidentiality Agreement, dated December 30, 2021, between Parent and Volt.
Go-Shop.   From the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on (I) the No-Shop Period Start Date for any person or “group” who is not an Excluded Party (as defined below), or (II) in respect of any Excluded Party, ten (10) days after the No-Shop Period Start Date (the “Cut Off Date”), as applicable, the Company, its subsidiaries and their respective directors, officers, employees and other representatives have the right to (i) solicit, initiate, propose, facilitate, induce or encourage any Alternative Proposals (as defined below), or the making, submission or announcement of one or more Alternative Proposals, or encourage, facilitate or assist, any proposal, inquiry or offer that could lead to, result in or constitute an Alternative Proposal; (ii) continue, enter into, participate in or otherwise participate or engage in any discussions or negotiations with any person or its representatives with respect to one or more Alternative Proposals or any other proposals that could reasonably be expected to lead to, result in or constitute an Alternative Proposal or other effort or attempt to make an Alternative Proposal or other proposal that could reasonably be expected to lead to, result in or constitute an Alternative Proposal; and (iii) otherwise cooperate with, assist, participate in or take any action to facilitate any Alternative Proposal or any other proposals that could lead to, result in or constitute any Alternative Proposal.
Except as permitted by the above, (x) with respect to any Excluded Party, on the Cut Off Date, or (y) with respect to any person or “group” who is not an Excluded Party, on the No-Shop Period Start Date, the Company and its subsidiaries must, and the Company must instruct and use its commercially reasonable efforts to cause its and its subsidiaries’ representatives to, immediately (i) cease any solicitation, knowing encouragement, discussions or negotiations with any person (other than any Excluded Party) that may be ongoing with respect to any Alternative Proposal and (ii) terminate access to any physical or electronic data rooms relating to a possible Alternative Proposal granted to any such person (other than any Excluded Party) and request the return or destruction of any such non-public information of the Company or its subsidiaries in such Excluded Party’s possession or control.
“Alternative Proposal” means any bona fide proposal or offer made by any person other than Parent or any of its affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (other than a leveraged recapitalization transaction, share exchange or similar transaction that would not result in any person beneficially owning twenty percent (20%) or more of the voting power of the outstanding equity interests of the Company or any successor or parent company thereto), (b) the direct or indirect acquisition by any person (including by any asset acquisition, joint venture or similar transaction) of more than twenty percent (20%) of the assets of the Company and its subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any person of more than twenty percent (20%) of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that, if consummated, would result in any person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Excluded Party” means any third party or group of persons that includes any third party from whom the Company or any of its representatives receives an Alternative Proposal prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is or could reasonably be expected to lead to, result in or constitute a Superior Proposal (as defined below). Any Excluded Party shall cease to be an Excluded Party under the Merger Agreement with respect to a particular Alternative Proposal at such time as: (i) such Alternative Proposal made by such third party or group of persons is affirmatively withdrawn or terminated; (ii) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Alternative Proposal made by such Third Party or group of persons no longer is, and no longer could reasonably be expected to lead to, result in or constitute, a Superior Proposal; or (iii) in the case of a group, if the persons in such group as of the time such group submitted the Qualifying Proposal (as defined below) that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by persons who were themselves in a group of persons that was an Excluded Party prior to the No-Shop Period Start Date.
“Qualifying Proposal” means an Alternative Proposal or any amendment thereto, or any proposal or offer that could reasonably be expected to result in an Alternative Proposal.
“Superior Proposal” means a bona fide written Alternative Proposal, substituting “two-thirds (2/3)” for each reference to “twenty percent (20%)” contained in the definition of Alternative Proposal, which did not result directly from any material breach of the Merger Agreement, that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate, and after taking into account any revisions to the terms and conditions to the Merger Agreement made or proposed and committed to in writing by Parent in response to such Superior Proposal, to be more favorable to the Company and its shareholders than the Transactions and is reasonably capable of being consummated in accordance with its terms.
No Solicitation.   During the period commencing on (x) with respect to any Excluded Party, the Cut Off Date, or (y) with respect to any person or “group” who is not an Excluded Party, the No-Shop Period Start Date and, in either case, continuing until the Offer Closing (or, if earlier, the termination of the Merger Agreement), the Company and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants, advisors, affiliates and other representatives (collectively, “Representatives”) must not, and the Company must instruct and use its commercially reasonable efforts to cause its and its subsidiaries’ Representatives not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to any Alternative Proposal, or (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons or group of persons with respect to an Alternative Proposal or provide any non-public information or data concerning the Company or its subsidiaries to any person that has made or is, to the knowledge of the Company, considering making, an Alternative Proposal. In addition, from the date of the Merger Agreement until the Offer Closing, or, if earlier, the termination thereof, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any antitakeover law, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except (I) to the extent necessary to allow such person to make a non-public proposal to the Company Board or (II) where the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, (C) effect a Change of Recommendation (as defined below) or (D) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other similar agreement relating to or providing for any Alternative Proposal (an “Alternative Acquisition Agreement”).
If the Company receives a written Alternative Proposal at any time following the date of the Merger Agreement and prior to the Offer Closing (provided that such Alternative Proposal does not result from any material breach by the Company), the Company and its Representatives may contact such person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to such person if the Company receives from such person an executed acceptable confidentiality agreement; and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Alternative Proposal, if and only to the extent that, prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith that such Alternative Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.
The Company must promptly (and, in any event, within twenty-four (24) hours of the Company’s knowledge of any such event) notify Parent of its entry into any acceptable confidentiality agreement and shall promptly (and in any event within twenty-four (24) hours of the Company’s knowledge of any such event) notify Parent of the receipt of any “Qualifying Proposal”, indicating the identity of the person or group making such Alternative Proposal or amendment thereto or Qualifying Proposal and provide (i) a copy of such written Alternative Proposal or amendment thereto and any other written Qualifying Proposal provided to the Company or any of its subsidiaries and (ii) with respect to any Alternative Proposal or amendment thereto or Qualifying Proposal not made in writing, a written summary of the material terms and conditions of each such Alternative Proposal or such amendment thereto or Qualifying Proposal, and must thereafter keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within twenty-four (24) hours of the Company’s knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Proposal or amendment thereto or Qualifying Proposal and the status of any material discussions or negotiations relating to such material developments or modifications.
As described above, and subject to the provisions described below, the Company Board has determined to recommend that the shareholders of Volt accept the Offer and tender their Shares to the Offeror in the Offer. Except as set forth in the Merger Agreement, neither the Company Board nor any committee thereof is permitted to:
•
(A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Board Recommendation, (B) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend to the shareholders of the Company, an Alternative Proposal or (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Alternative Proposal is commenced, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) business days after commencement of such tender offer or exchange offer (any action described in this paragraph, a “Change of Recommendation”) or

•
authorize, adopt or approve or publicly propose to authorize, adopt or approve, an Alternative Proposal, or cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement.

Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, at any time prior to the Offer Closing the Company Board may, in response to a Superior Proposal or Intervening Event (as defined below), make a Change of Recommendation of the type described in (A) above and, solely in response to a Superior Proposal, terminate the Merger Agreement in order to enter into (or permit any subsidiary to enter into) an Alternative Acquisition Agreement if:
•
the Company has provided (I) prior written notice to Parent of the Company Board’s intention to take such actions at least four (4) business days in advance of taking such action, which notice specifies, as applicable, a reasonably detailed description of such Intervening Event or the material terms of the Alternative Proposal received by the Company that constitutes a Superior Proposal, including the identity of the party making the Alternative Proposal, (II) if applicable, a copy of such written Alternative Proposal or amendment thereto and any other written terms or proposals provided to the Company or any of its subsidiaries in connection with such Alternative Proposal and (III) with respect to any Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Alternative Proposal or such amendment thereto;
•
after providing such notice and prior to taking such actions, the Company must have negotiated, and must have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) business day period to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Company Board not to take such actions; and

•
the Company Board shall have considered in good faith any changes to the Merger Agreement that may be offered in writing by Parent by 11:59 p.m. Eastern Time on the fourth (4th) business day of such four (4) business day period and must have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ duties under applicable law not to effect the Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel and its financial advisor, that the Alternative Proposal received by the Company would continue to constitute a Superior Proposal and that failure to take such action would be inconsistent with the directors’ duties under applicable law, in each case, if such changes offered in writing by Parent were given effect.

“Intervening Event” means as a result of a development, occurrence, event, state of facts or change (other than an Alternative Proposal) with respect to the Company that materially affects the business, assets, financial condition or operations of the Company, that has arisen on or following the execution and delivery of the Merger Agreement, and was not known or reasonably foreseeable, or the magnitude or consequences of which were not known or reasonably foreseeable, to the Company Board as of or prior to the execution and delivery of the Merger Agreement.
Nothing set forth in the Merger Agreement will prohibit Volt or the Company Board from (i) complying with its disclosure obligations under U.S. federal securities law with regard to an Alternative Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company); or (iii) making any disclosure if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the directors’ duties under applicable law.
Stockholders’ Meeting.   If, after the Offer Closing, approval of the stockholders of the Company is required under applicable law to consummate the Merger, the Company will, in accordance with and to the extent permitted by applicable law: (i) as soon as reasonably practicable following the Offer Closing (and in any event, within five (5) business days), duly call and give notice of, and thereafter subsequently convene and hold a special meeting of the stockholders of the Company in accordance with the provisions of the NYBCL (the “Stockholders’ Meeting”) for the purpose of adopting the Merger Agreement; (ii) prepare and file with the SEC a preliminary proxy or information statement (including any required amendments to the Schedule TO and Schedule 14D-9) relating to the Merger and the Merger Agreement and use commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC or its staff in such proxy or information statement and, after consultation with Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the “Proxy Statement”) to be mailed to the stockholders of the Company at the earliest practicable time following the expiration or termination of the Offer, and (B) use its commercially reasonable efforts to obtain the necessary approvals of the Merger and the Merger Agreement by the stockholders of the Company; and (iii) except to the extent withdrawn or modified pursuant to the Merger Agreement, include in the Proxy Statement the Company Board Recommendation.

Parent and Offeror each agree that they will vote, or cause to be voted, at the Stockholders’ Meeting all of the Shares then owned by them, or any of their respective subsidiaries or affiliates, or which they or any of their respective subsidiaries or affiliates have voting power, in favor of the adoption of the Merger Agreement.
Employee Matters.
From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, honor all employee benefit plans maintained by the Company (other than equity based compensation plans) in accordance with their terms as in effect immediately prior to the Effective Time.
For a period of one (1) year following the Effective Time, Parent will provide, or will cause to be provided, to each employee of the Company or its subsidiaries as of immediately prior to the Effective Time (the “Company Employees”), base compensation and monthly, quarterly and/or annual cash-based commission and target bonus opportunities that, in each case, are not less than the base compensation and monthly, quarterly and/or annual cash-based commission and target bonus opportunities that were provided to the applicable Company Employee immediately before the Effective Time (provided, that Parent may change the plans’ metrics, goals, or other design features of such commission/bonus opportunities so long as the target values remain no less favorable). In addition, for the period commencing at the Effective Time and ending on December 31, 2022, Parent will provide, or will cause to be provided to the Company Employees other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits that were provided to the applicable Company Employee immediately before the Effective Time. In addition, for any Company Employee whose employment terminates during the one (1) year period following the Effective Time for a severance-qualifying reason, Parent will provide, or will cause the Surviving Corporation to provide, the severance payments and benefits agreed to by the Company and the Parent (or, if greater, the severance benefits provided for in any employment agreement or severance letter between the Company and such employee as in effect immediately prior to the Effective Time).
For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), if any, each Company Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Merger Agreement provides that (i) each Company Employee and his or her eligible dependents and domestic partners shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
If the Effective Time occurs prior to the last day of the Company’s 2022 fiscal year, the Company shall have the right to pay pro-rated annual bonus awards under the Company’s annual incentive plan in respect of the Company’s 2022 fiscal year, with such payments to be based on the lesser of (i) actual performance, as determined by the Company’s Compensation Committee, or (ii) 100% of each participant’s target bonus amount for fiscal year 2022; provided, that if a participant of such plan is party to an employment agreement that provides for pro-ration based on actual performance, then payment shall be based on actual performance for such participant. For purposes of this paragraph, “actual performance” will be determined by measuring actual performance through the final day of the last complete calendar month prior to the Effective Time (and assuming target performance for the partial calendar month in which the Effective Timeoccurs). Such pro-rated annual bonuses shall be paid by the Company or the Surviving Corporation within fourteen (14) calendar days following the Effective Time.
Each restricted cash award granted on June 15, 2020, pursuant to the Company’s 2019 Equity Incentive Plan (“Long-Term Cash Award”) that is outstanding as of immediately prior to the Effective Time will remain outstanding and will continue in full force and effect in accordance with the terms thereof following the Effective Time. Parent will, or will cause the Company or the Surviving Corporation to, pay the second tranche of such Long-Term Cash Awards on June 15, 2022 and pay the third tranche of such Long-Term Cash Awards on June 15, 2023, subject in each case to earlier payment in accordance with the terms of any such award. Prior to the Effective Time, the Company Board will be permitted to pass a resolution in order to convert the right to receive Common Stock in respect of a Deferred RSU into the right to receive an amount in cash equal to the Merger Consideration, as contemplated by the Company’s Amended and Restated Deferred Compensation & Supplemental Savings Plan.
Indemnification and Insurance.   Parent and the Offeror agreed in the Merger Agreement that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its subsidiaries as provided in their respective charters or bylaws or other organizational documents and/or in any agreement will survive the Merger and continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ charters and bylaws or similar organizational documents as in effect immediately prior to the Effective Time and/or in any agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its subsidiaries.
Each of Parent and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law following receipt if requested in writing by Parent of an undertaking by or on behalf of such Person to repay such amounts if it is ultimately determined that such Person was not entitled to indemnification under the Merger Agreement), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, member, trustee or other fiduciary in any other entity if such service was at the request or for the benefit of the Company or any of its subsidiaries).
For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the current policies and any policies in place immediately prior to the Effective Time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant thereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company may (or, if requested by Parent, will) purchase, prior to the Effective Time, a six year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies and any policies in place immediately prior to the Effective Time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Transactions.
Parent will pay, or cause to be paid, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other related obligations.
In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the indemnification obligations set forth in the Merger Agreement.
Efforts.   Parent, the Offeror and Volt each agreed in the Merger Agreement to use its reasonable best efforts to promptly take or cause to be taken all actions and to do promptly or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, the Offer, the Top-Up Option, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all actions or non-actions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities and making all registrations and filings and taking all steps to obtain an approval, clearance, waiver or exemption from any governmental entity, (ii) obtaining necessary consents, approvals or waivers from third parties, and (iii) executing and delivering any additional instruments necessary to consummate the Transactions; provided, however, that in no event will Parent, the Company, or any of their respective subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.
The Merger Agreement provides that each of Volt, Parent and the Offeror will use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within five business days of the date of the Merger Agreement and any additional consents and filings under any other antitrust law, and thereafter to respond to any request for additional information that may be made under the HSR Act or any other applicable antitrust law, in each case with respect to the Transactions, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other applicable antitrust law as soon as practicable.
Neither Parent nor Volt will commit to or agree (or permit any of their respective subsidiaries to commit to or agree) with any governmental entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable antitrust law, without the prior written consent of the other.
Notwithstanding anything to the contrary in the Merger Agreement (i) in no case will the Company, Parent or Offeror be obligated to (and the Company will not, without the written consent of Parent, and in no event will Parent or Offeror be deemed to have breached any representation, warranty, covenant or agreement for refusing to) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including those of its respective affiliates) in any manner that, either individually or in the aggregate, (A) materially adversely affects the financial condition, business, or the operations of (x) the Company and its subsidiaries, on a consolidated basis, or (y) Parent and its affiliates or (B) prohibits or materially limits the ownership, control or operation by (x) the Company and its subsidiaries or (y) Parent and its affiliates, of any material portion of its or their respective businesses or assets, or compels the Company or Parent or any of its affiliates to dispose of or hold separate any of its material businesses or assets or any portion thereof; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs.
Public Announcements.   Each of Volt, Parent and the Offeror agreed in the Merger Agreement that no public release or announcement concerning the Transactions will be issued by any party without first providing the other party the opportunity to review and comment, except as may be permitted by the Merger Agreement or required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity. Notwithstanding the foregoing, the restrictions set forth in this paragraph do not apply to any release or announcement in connection with an Alternative Proposal or Change of Recommendation.
Anti-Takeover Laws.   The Merger Agreement provides that if any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other form of antitakeover law (each, a “Takeover Law”) becomes applicable to the Transactions, each of the Company, Parent and Offeror and the members of their respective boards of directors will grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on the Transactions.
De-listing.   Pursuant to the Merger Agreement, prior to Closing, Volt will use reasonable best efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed and deregistered under the Exchange Act as soon as practicable following the Effective Time.
Rule 16b-3.   Prior to the Effective Time, the Company and Parent will take all such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Rule 14d-10 Matters.   Prior to the Offer Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Financing.   Prior to the Offer Closing, subject to the limitations set forth below, the Company will, and will cause its subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to provide Parent and Offeror such cooperation as is reasonably requested by Parent or the Offeror in connection with the Debt Financing (as defined below) (provided that such requested cooperation is consistent with applicable law and does not materially interfere with the operations of the Company and its subsidiaries), including (i) participation in meetings, presentations, due diligence sessions and sessions with rating agencies as reasonably requested by Parent or the Offeror and otherwise reasonably cooperating with the marketing efforts of Parent or the Offeror for the Debt Financing, (ii) providing all reasonably requested assistance with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of Parent or the Offeror, contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor, (iii) furnishing Parent and the Offeror with financial and other information regarding the Company and its subsidiaries, as may be reasonably requested by Parent or Offeror to consummate the Debt Financing and customary to include in any marketing materials for the type of debt finacning contemplated by the Debt Commitment Letter; provided that the Company will not be required to provide, and Parent and the Offeror will be responsible for, any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (iv) using reasonable best efforts to obtain customary accountants’ comfort letters (including providing any necessary management representation letters), appraisals, surveys, title insurance, landlord waivers and estoppels, non-disturbance agreements and other documentation and items relating to the Debt Financing as reasonably requested by Parent or Offeror and, if requested by Parent or the Offeror, to cooperate with and assist Parent and the Offeror in obtaining such documentation and items; (v) reasonable participation by appropriate senior management of the Company in the negotiation and preparation of the documentation relating to the Debt Financing, provided that any such documents executed and delivered by the Company or any of its subsidiaries will be subject (or not delivered prior) to the occurrence of the Offer Closing; (vi) using reasonable best efforts to take such actions that are reasonably necessary to permit the prospective lenders involved in the Debt Financing to perform customary due diligence of the Company and its subsidiaries; and (vii) provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make such repayments).
Notwithstanding anything in the Merger Agreement to the contrary, neither the Company nor any of its subsidiaries will be required, in connection with the Debt Financing, (i) to provide any cooperation to the extent that it would materially interfere with the business or operations of the Company or any of its subsidiaries; (ii) to take any action that will conflict with or violate their organizational documents or any applicable law or result in the material contravention of, or that would reasonably be expected to result in a material violation or material breach of, or material default under, any Company Material Contract; (iii) to enter into any instrument or Contract, or agree to any change or modification to any instrument or contract or take any action with respect to its existing indebtedness, prior to the occurrence of the Offer Closing that would be effective if the Offer Closing does not occur; (iv) to cause any of their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing; (v) to pay any commitment or other similar fee or reimburse any expense in respect of the Debt Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or the Offeror or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Offer Closing; (vi) to enter into or approve any financing or purchase agreement with respect to any matter relating to the Debt Financing; (vii) to cause any of their officers or other authorized signatories to execute, enter into, deliver or perform any documents or agreements in connection with the Debt Financing whose effectiveness is not contingent upon the Offer Closing or that would be or become effective prior to the Offer Closing; or (viii) to cause any of their officers, directors or Representatives to incur any personal liability with respect to any matters relating to the Debt Financing.
Parent and the Offeror will indemnify, defend, and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (i) the Debt Financing, (ii) any action taken by them at the request of Parent or the Offeror pursuant in connection with the arrangement of the Debt Financing or (iii) any information utilized in connection therewith (other than any losses suffered or incurred (x) as a result of fraud, intentional misrepresentation, willful misconduct or bad faith of the Company, its subsidiaries or their respective Representatives or (y) as a direct result of the breach of any of the material obligations of the Company, its subsidiaries or their respective Representatives under the Merger Agreement). Parent or Offeror will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries or their respective affiliates in connection with the cooperation in connection with the Debt Financing. The Company is not required to be an issuer or guarantor with respect to the Debt Financing prior to the Offer Closing.
Each of Parent and the Offeror will, and will cause ACS to, use its reasonable best efforts to complete, and will cause its subsidiaries to use best efforts to, obtain and consummate the Debt Financing on the terms and conditions described in or contemplated by the Debt Commitment Letter on or before the Offer Closing, including using reasonable best efforts to (i) comply with the terms and conditions of, and maintain in effect, the Debt Commitment Letter; (ii) negotiate and enter into definitive agreements prior to the Offer Closing with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter; (iii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements; and (iv) if all conditions to the Debt Financing are, or upon funding of the Debt Financing will be, satisfied, cause the other parties to the Debt Commitment Letter and such definitive agreements to comply with their obligations under the Debt Commitment Letter and such definitive agreements and to fund at or prior to the Offer Closing, the Debt Financing required to consummate the Offer at the Offer Acceptance Time, the Merger at the Closing and the other Transactions. Parent and the Offeror are not required to instigate or pursue litigation against any of the Debt Financing Sources.
Without the prior written consent of the Company, which consent will not be unreasonably delayed, conditioned or withheld, Parent and the Offeror will not, and will cause ACS not to, permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver or replacement would reasonably be expected to (i) delay or prevent the Offer Closing or the Closing, (ii) modify the conditions contained in the Debt Commitment Letter (the “Debt Financing Conditions”) or create any new condition to the Debt Financing (other than the Debt Financing Conditions as in effect on the date of the Merger Agreement), (iii) reduce the net cash proceeds of the Debt Financing, including any reduction in the aggregate principal amount of the Debt Financing; provided, that no such prior written consent will be required in connection with a reduction in the aggregate principal amount of the Debt Financing if the aggregate principal amount of the Debt Financing after such reduction is equal to or exceeds the sum of (A) the aggregate Offer Price and Merger Consideration payable pursuant to the terms of the Merger Agreement and (B) the aggregate of all amounts payable in connection with the treatment of Company Equity Awards, (iv) change the date for termination and/or expiration of the Debt Commitment Letter to an earlier date, (v) waive the prohibitions with respect to assignment by the Debt Financing Sources of Commitments or Loans (in each case, as defined in the Debt Commitment Letter), (vi) permit ACS to increase the Aggregate Revolving Commitments (as defined in the Debt Commitment Letter) or borrow any Incremental Term Loan (as defined in the Debt Commitment Letter) or (vii) adversely impact the ability of Parent or the Offeror to enforce their rights against other parties to the Debt Commitment Letter prior to the Closing. Without the prior written consent of the Company, Parent and the Offeror will not permit any assignment of rights or obligations under the Debt Commitment Letter, provided that the Debt Financing Sources may syndicate the Debt Financing so long as the Debt Financing Sources retain and remain obligated to fund their commitments under the Debt Financing until the Debt Financing is fully funded by the designated assignees and the syndicated sources of funding for the Debt Financing.
In the event that all or any portion of the Debt Financing becomes unavailable and such portion is reasonably required to consummate the Offer, the Merger and the other Transactions, each of Parent and Offeror will, and will cause ACS to, use reasonable best efforts to arrange and timely obtain substitute financing (on terms and conditions that are not materially less favorable to ACS, taken as a whole, than the terms and conditions set forth in the Debt Commitment Letter relating to the Debt Financing to be replaced) from the same or alternative sources in an amount sufficient to consummate Offer, the Merger and the other Transactions.
Parent or Offeror will give the Company prompt written notice: (i) of any material breach or default under the Debt Commitment Letter by any party thereto, (ii) of the receipt of any written notice from any party to the Debt Commitment Letter with respect to any actual or threatened material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Commitment Letter by such party, and (iii) if for any reason Parent or the Offeror believes in good faith that ACS will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. Promptly following any reasonable written request by the Company therefor, Parent or the Offeror will provide the Company any information reasonably requested by the Company in writing relating to any circumstance referred to in the immediately preceding sentence. Parent and the Offeror will keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of their and their affiliates’ efforts to arrange the Debt Financing (or substitute financing obtained in accordance with the Merger Agreement), including all material activity and timing considerations; provided that none of Parent, the Offeror and any of their respective affiliates will be under any obligation to disclose any information pursuant to this sentence to the extent that (x) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (y) the disclosure of which would be prohibited or restricted by applicable law.
Transaction Litigation.   In the event that any stockholder litigation (including, without limitation, any stockholder demand for corporate books and records pursuant to Section 624 of the NYBCL) arising from or related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is brought or threatened in writing against the Company or any members of the Company Board after the date of the Merger Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company will promptly notify Parent in writing of any such Transaction Litigation and will keep Parent promptly and reasonably informed with respect to the status thereof. The Company will give Parent the opportunity to participate in the defense of any Transaction Litigation and keep Parent reasonably apprised of, and consult with Parent and Parent’s outside counsel (and consider in good faith Parent’s advice), with respect to, all filings or responses to be made by the Company in connection with any Transaction Litigation, proposed strategy, any material decisions related thereto. The Company will not settle or otherwise resolve, or agree to settle or otherwise resolve, any Transaction Litigation without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).
Company Bylaws.   In accordance with the Merger Agreement, the Company amended its bylaws to provide that, unless the Company consents in writing to the selection of an alternative forum, the state and federal courts located in the state of New York will be the sole and exclusive forum, to the fullest extent permitted by law, for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a breach of a fiduciary duty owed by, or other wrongdoing by, any of director, officer, employee or agent to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the NYBCL, the Company’s certificate of incorporation, or the Company’s bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s certificate of incorporation, or the Company’s bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine.
Conditions to each Party’s Obligation to Effect the Merger.   Pursuant to the Merger Agreement, the respective obligations of Volt, Parent and the Offeror to effect the Merger are subject to the satisfaction (or waiver in writing, if permissible under applicable law) of each of the following conditions at or prior to the Effective Time:
•
the Offeror shall have accepted for payment all Shares validly tendered (and not withdrawn) pursuant to the Offer;

•
no order by any governmental entity of competent jurisdiction which makes illegal or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger; and

•
if required by law, the Merger Agreement must have been duly adopted by a vote of the Volt shareholders.

Termination.   The Merger Agreement provides that it may be terminated at any time prior to the Offer Closing by mutual consent of Volt or Parent, or as follows:
by either Volt or Parent:
•
if the Offer has not been consummated on or before September 12, 2022 (the “End Date”) or the Offer is terminated or withdrawn pursuant to its terms and the Merger Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement contributed to the failure of the Merger to be consummated on or before the End Date; or

•
if any governmental entity of competent jurisdiction has issued or entered an order permanently enjoining or otherwise prohibiting the Offer Closing or the Merger and such injunction shall have become final and non-appealable.

by Volt:
•
if Parent or Offeror breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in a failure of the consummation of the Transactions and

(B) cannot be cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;
•
if the Company Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

•
if Offeror failed to commence the Offer or consummate the Offer; provided that the Company may not terminate the Merger Agreement if such failure to commence or consummate the Offer resulted from the breach of the Merger Agreement by the Company.

by Parent:
•
if a Change of Recommendation occurred; or

•
if the Company breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in a failure of a condition of the Offer and (B) cannot be cured within 30 days following Parent’s delivery of written notice to the Company of such breach; provided that Parent or Offeror is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

Effect of Termination.   If the Merger Agreement is terminated in accordance with its terms, it will become void and of no further force and effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party to the Merger Agreement; provided, however, that (a) the confidentiality obligations of the parties, (b) the obligations of Volt to pay the Termination Fee and (c) certain other matters, including, among others, the rights of the parties to seek specific performance of the terms of the Merger Agreement by the other party, will remain in full force and effect and survive any termination of the Merger Agreement. No such termination will relieve any party for liability for such party’s willful and intentional breach of the Merger Agreement or for fraud.
Fees and Expenses Following Termination.   Under the Merger Agreement, Volt has agreed to pay to Parent a one-time fee of (1) $2,861,284 solely if payable by the Company in connection with (A) a termination by the Company if the Company Board authorized the Company enter into an Alternative Acquisition Agreement with respect to a Superior Proposal prior to the No-Shop Period Start Date (or for any Change of Recommendation or termination effected in connection with a Superior Proposal made by an Excluded Party or its affiliates, prior to the Cut Off Date) or (B) a termination by Parent in the event of a Change of Recommendation prior to the No-Shop Period Start Date (or for any Change of Recommendation related to an Alternative Proposal made by an Excluded Party or its affiliates, prior to the Cut Off Date); and (2) $4,291,926 if payable by the Company in any other circumstance (the “Termination Fee”) by wire transfer of immediately available funds, in the event that the Merger Agreement is terminated:
(i)
by the Company if the Company Board authorized the Company enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

(ii)
by Parent if a Change of Recommendation has occurred;

(iii)
by Parent as a result of a willful breach by the Company that occurs following the announcement referenced in clause (B) below, and (A) if all Offer Conditions that are capable of being satisfied prior to the Offer Expiration Time have been satisfied or waived in accordance with the terms of the Merger Agreement other than the Minimum Tender Condition or failure of the Company to (i) perform or comply in any material respect with any agreement or covenant in the Merger Agreement or (ii) deliver the certificate certifying satisfaction of certain conditions, (B) at any time after the date of the Merger Agreement, and prior to such termination (unless publicly withdrawn prior to such termination), any person has publicly announced and not publicly withdrawn a bona fide Alternative Proposal and (C) within twelve (12) months of such termination, the Company or any of its subsidiaries has entered into a definitive agreement with respect to such Alternative Proposal (and thereafter consummated the same), or an Alternative Proposal shall have been consummated involving the Company or any of its subsidiaries; provided that, for purposes of this clause (C), the references to “20%” in the definition of “Alternative Proposal” shall be deemed to be references to “more than 50%”; or
(iv)
(A) the Merger Agreement is terminated by Parent or the Company because the Merger has not been consummated by the End Date (unless any breach by Parent in any material respect of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any substantial manner contributed to the failure to consummate the Offer on or before the End Date), (B) an Alternative Proposal has been received by the Company or its Representatives or any person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) an Alternative Proposal, (C) all required regulatory approvals have been obtained and (D) within twelve (12) months following such termination, the Company enters into a definitive written agreement providing for the implementation of such Alternative Proposal (and thereafter consummates the same) (provided, that for purposes of this paragraph, the term “Alternative Proposal” will have the meaning assigned to such term in the Merger Agreement, except that each of the 20% thresholds included in the definition of “Alternative Proposal” shall be deemed to be references to more than 50%);

any payment required to be made (1) pursuant to clauses (i) or (ii) above will be made within two (2) business days of such termination and (2) pursuant to clause (iii) or (iv) above will be made upon consummation of an Alternative Proposal; it being understood that in no event will the Company be required to pay the Termination Fee on more than one occasion.
Amendment.   The Merger Agreement provides that any provision of thereof may be amended or waived at any time prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties to the Merger Agreement or, in the case of a waiver, by each party against whom such waiver is to be effective; provided, however, that if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the NYSE American require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of the Company.
Specific Enforcement.   Under the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy at law or in equity. Each of the Company, Parent and Offeror further agrees not to oppose specific enforcement on the basis of adequate legal remedies, and that no party, in seeking specific enforcement, shall be required to obtain bond or similar instruments.
d. Tender and Support Agreements.   On March 12, 2022, the Supporting Stockholders collectively holding approximately 26% of the Shares outstanding as of March 22, 2022 (approximately 24% on a fully-diluted basis) entered into the Tender and Support Agreements, pursuant to the Tender and Support Agreements, each Supporting Shareholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Shareholder. In addition, the Supporting Stockholders have agreed that, during the time the Tender and Support Agreements are in effect, at any meeting of Volt shareholders, or any adjournment or postponement thereof, such Supporting Shareholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:
•
in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby;

•
against any action or agreement that is intended or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Volt contained in the Merger Agreement; and

•
against the following actions (other than the Merger and the other Transactions): (i) any Alternative Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) any other action which is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or the Merger Agreement.

The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer.
The Tender and Support Agreements will terminate with respect to a particular Supporting Shareholder upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Effective Time.
The foregoing description of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Tender and Support Agreements which is filed as Exhibit (d)(2) of the Schedule TO.
e. Confidentiality Agreement.   On December 30, 2021, Volt and ACS entered into a confidentiality agreement (the “Volt Information Confidentiality Agreement”), pursuant to which Volt and ACS agreed that any confidential and/or proprietary non-public information and materials furnished by or on behalf of Volt to ACS or its representatives would be considered confidential information (subject to customary exceptions). Under the Confidentiality Agreement, such information and materials are required to be kept confidential for a period of three years after disclosure of such materials and information.  In addition, the Volt Information Confidentiality Agreement contains a customary standstill provision with a term of 18-months that would automatically terminated before the expiration of such term in certain situations.
On March 11, 2012, Volt and ACS entered into a confidentiality agreement (the “ACS Information Confidentiality Agreement”), pursuant to which Volt and ACS agreed that any confidential and/or proprietary non-public information and materials furnished by or on behalf of ACS to Volt or its representatives would be considered confidential information (subject to customary exceptions). Under the ACS Information Confidentiality Agreement, such information and materials are required to be kept confidential for a period of four years after the date of the ACS Information Confidentiality Agreement.
The foregoing descriptions of the confidentiality agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Volt Information Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO, and the ACS Information Confidentiality Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.
f. The Debt Commitment Letter.   In connection with the Merger Agreement, on March 12, 2022, ACS entered into a commitment letter (the “Debt Commitment Letter”) with Bank of America, N.A. (“BofA”), Fifth Third Bank, National Association (“FTB”), and BMO Harris Bank, N.A. (“BMO”, together with BofA and FTB, collectively, the “Debt Financing Sources”) and BofA Securities, Inc., pursuant to which the Debt Financing Sources have committed to provide, subject to the terms and conditions set forth in the Debt Commitment Letter, a $150 million senior secured term loan facility (the “Debt Financing”). The proceeds of the Debt Financing will be ultimately received by Parent, an affiliate of ACS, and Parent will use those proceeds to finance the Transactions and to pay fees and expenses related thereto.
The Debt Financing will mature on December 31, 2024 and will amortize quarterly at the rate of 10% per annum. The Debt Financing will bear interest at same interest rate as ACS’s existing credit facility agented by BofA. The Debt Financing will be secured by substantially all of the property and assets of ACS and its domestic subsidiaries, and will be cross-collateralized by the assets of Parent, the Company and the Company’s domestic subsidiaries following the Closing. In addition, the Debt Financing will be guaranteed by ACS’s domestic subsidiaries, Parent, the Company and each of the Company’s domestic subsidiaries.
The funding of the Debt Financing as provided in the Debt Commitment Letter is contingent on the satisfaction of customary conditions, including (a) the execution and delivery of definitive documentation with respect to the Debt Financing in accordance with the terms set forth in the Debt Commitment Letter, (b) the consummation of the Transactions in accordance with the Merger Agreement, (c) since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect, (d) delivery of certain historical financial statements of the Company, (e) accuracy in all material respects of certain specified representations and warranties; (f) delivery of certain pro forma financial information with respect to ACS and certain of its affiliates, (g) completion of a “marketing period” of at least 15 business days following the commencement of the Offer; and (h) payment of applicable fees and expenses required by the Debt

Commitment Letter. The Debt Financing availability may be subject to reduction upon a reduction of the purchase price to be paid in connection with the Merger Agreement, subject to certain exceptions set forth in the Debt Commitment Letter.
The Debt Financing will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, and certain conditions and events of default that are customarily required for similar financings. The foregoing description of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by the reference to the full text of the Debt Commitment Letter, a copy of which is attached as Exhibit (b) hereto and is incorporated by reference herein.
12.
Sources and Amount of Funds

The Offeror estimates that it will need approximately $143 million to purchase all of the Shares pursuant to the Offer, make payments in respect of Company Options and Company Restricted Units, fund certain payment obligations of Volt and pay the Merger Consideration and consummate the Merger, plus related fees and expenses related to the foregoing. Parent will provide the Offeror with sufficient funds to purchase all Shares properly tendered in the Offer and to provide funding for the Merger and the other transactions contemplated by the Merger Agreement, which are expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Parent expects to obtain the necessary funds from available cash of Parent and its affiliates, including ACS, and credit facilities to be entered into by Parent and its affiliates in connection with the Offer. The Offer is not conditioned upon Parent’s or the Offeror’s ability to finance the purchase of Shares pursuant to the Offer.
The Offeror does not believe its financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash;

•
the Offer is not subject to any financing condition;

•
if the Offeror consummates the Offer, it will acquire all remaining Shares for the same consideration in the Merger; and

•
Parent and/or one or more of its affiliates, including ACS, has, and will arrange for the Offeror to have, sufficient funds available to purchase all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Offer Expiration Time, to acquire the remaining outstanding Shares in the Merger. In connection with the Offer, ACS, an affiliate of Parent and the Offeror, has entered into a commitment letter with certain financing sources. See “Section 11 — Purpose of the Offer and Plans for Volt; Transaction Documents — The Debt Commitment Letter.” ACS has also provided a guaranty in favor of the Company pursuant to which ACS guarantees the payment of certain monetary obligations that may be owed by Parent or Offeror pursuant to the Merger Agreement, including the obligation of Parent and Offeror to pay the aggregate consideration payable pursuant to the Offer and the Merger, in each case, subject to certain terms and limitations.

13.
Conditions of the Offer

Capitalized terms used in this Section 13 — “Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.
Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement and applicable law, the Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, if:
(i)
at the Offer Expiration Time, there have not been validly tendered in the Offer a number of Shares that, together with the number of Shares then-owned by Parent, the Offeror or any of their respective subsidiaries, equals at least two-thirds (2/3) of the sum of (A) Shares then issued and outstanding and (B) the aggregate number of Shares issuable to the holders of Company Options from which the Company or its Representatives have received notices of exercise prior to the Offer

Expiration Time (and as to which Shares have not yet been issued to such exercising holder of Company Options) (the “Minimum Tender Condition”);
(ii)
in the event that the exercise of the Top-Up Option is necessary to ensure that the Offeror and Parent collectively own one more share than 90% of the total Shares on a fully diluted basis then outstanding, the Shares issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn is not sufficient for the Offeror and Parent collectively to own at least one more share than 90% of the total Shares on a fully diluted basis;

(iii)
at the Offer Expiration Time, any applicable waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or been terminated and all other Required Regulatory Approvals have not been obtained;

(iv)
any of the following conditions shall exist at the time of Offer Expiration Time:

(a) any order issued by a governmental entity, or any applicable law is in effect that would (1) make the Offer, the Top-Up Option (if applicable), the issuance of the Top-Up Shares (if applicable), the Merger or the other Transactions illegal or (2) otherwise restrain or prohibit the consummation thereof;
(b) (i) the representations and warranties of the Company set forth in Section 4.10(b) (Absence of Certain Changes or Events) of the Merger Agreement are not true and correct in all respects, as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date, (ii) the representations and warranties of the Company set forth in Section 4.2 (Capitalization) of the Merger Agreement are not true and correct in all respects (except for de minimis failures to be true and correct), as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iii) the representations and warranties of the Company set forth in Section 4.1 (Qualifications, Organization, Subsidiaries, etc.), Section 4.3(a) (Authority), Section 4.18 (Finders or Brokers), Section 4.19 (Opinion of Financial Advisor), and Section 4.20 (Takeover Laws) of the Merger Agreement, are not true and correct in all material respects, as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date, and (iv) the other representations and warranties of the Company set forth in Article IV of the Merger Agreement are not true and correct (without giving effect to any “Company Material Adverse Effect,” “materiality,” “in all material respects,” or similar qualifiers), as of the date of the Merger Agreement and as of the Offer Expiration Time, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(c) since the date of the Merger Agreement there has been a Company Material Adverse Effect;
(d) the Company has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time; or
(e) the Company has failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (b), (c) and (d) of this paragraph (iv) do not exist;
(v)
the No-Shop Period Start Date has not occurred; or

(vi)
the Merger Agreement has been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and the Offeror and may be waived by Parent or the Offeror in whole or in part at any time and from time to time and in the sole discretion of

Parent or the Offeror, subject in each case to the terms of the Merger Agreement and applicable law; provided that the foregoing conditions set forth in clauses (i), (v) and (vi) (the “Specified Offer Conditions”) may not be waived without the prior written consent of the Company. The failure by Parent or the Offeror at any time to exercise any right in respect of any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
14.
Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Volt will not declare, set aside, make or pay any dividend or distribution (whether in cash, assets, stock or other securities of the Company or its subsidiaries) on any shares of any Volt securities or any of its subsidiaries’ securities (including the Shares), except for dividends paid by a wholly owned subsidiary of Volt to its parent or another subsidiary of the Company.
15.
Certain Legal Matters; Regulatory Approvals

General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by Volt with the SEC and other information regarding Volt, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Volt and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “— State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11 — “Purpose of the Offer and Plans for Volt; Transaction Documents — The Merger Agreement” and Section 13 — “Conditions of the Offer.”
Legal Proceedings.   No lawsuits arising out of or relating to the Offer, the Merger or other associated transactions have been filed as of the date of this Offer to Purchase; however, such lawsuits may be filed in the future.
Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions between parties of a certain size, which have a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.
It is a condition to the Offeror’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extensions of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. The Offeror and Volt filed a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on March 18, 2022, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 P.M., New York City Time, on April 4, 2022, unless prior to such time, either the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a “Second Request”), in which case the waiting period with respect to the Transactions would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the reviewing agency terminated the additional waiting period before its expiration. After that time, the waiting period may be extended only by court order or with consent of Parent. The reviewing agency may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.
The FTC and the Antitrust Division may scrutinize the legality under U.S. federal antitrust laws of transactions such as the Offeror’s proposed acquisition of Volt. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Volt, or any of their respective subsidiaries or affiliates, or seeking other conduct relief. At any time before or after consummation of the Transactions, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be No assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13 — “Conditions of the Offer.”
New York Short-Form Merger Statute.   Assuming completion of the Offer and subject to the terms of the Merger Agreement, the Merger will be completed under the NYBCL. It is intended that the Merger will be effected pursuant to the short-form merger provisions contained in Section 905(a) of the NYBCL. Under Section 905(a) of the NYBCL, a domestic parent corporation owning 90% or more of the outstanding shares of each class of a subsidiary corporation may merge itself with the subsidiary corporation without the approval of the subsidiary’s shareholders, subject to compliance with New York law. If, following the completion of the Offer, any exercise of the Top-Up Option, or any other acquisition of Shares, the Offeror obtains ownership of more than 90% of the outstanding Shares (other than treasury shares or Shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of its customers or clients), the Offeror, as the owner of 90% or more of the outstanding Shares and thereby as the “parent corporation” of Volt, expects to merge with and into Volt pursuant to Section 905(a) of the NYBCL. A merger that is completed in accordance with the requirements of Section 905(a) does not require approval of the board of directors or shareholders of the subsidiary (in this case, Volt). Accordingly, the approval of the Volt shareholders to the Merger would not be required in that context. Assuming the Offeror owns sufficient Shares, to utilize Section 905(a) of the NYBCL, the Offeror intends to file the Certificate of Merger with the Department in accordance with New York law after the Offeror becomes the owner of 90% or more of the outstanding Shares and expects that the Effective Time will occur immediately upon the filing of the Certificate of Merger with the Department.
State Takeover Laws.   A number of states (including New York, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
In general, Section 912 of the NYBCL prevents a New York corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested shareholder” (including a person who owns or has the right to acquire 20% or more of a corporation’s outstanding voting stock) for a period of five years following the time such person became an “interested shareholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested shareholder.” The Company Board has approved the Merger Agreement, the Tender and Support Agreements and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 912 of the NYBCL.
Additionally, Section 1602(a) of the NYBCL provides that no offeror shall make a takeover bid unless as soon as practicable on the date of commencement of the takeover bid it files with the attorney general of New York and delivers to the target company a registration statement containing the information required by Section 1603 of the NYBCL. “Takeover bid” means the acquisition of or offer to acquire by an offeror from an offeree, pursuant to a tender offer or request or invitation for tenders, any equity security of a target company, if after acquisition thereof the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company.
Except as set forth in this Offer to Purchase, neither the Offeror nor Parent has present plans or proposals that would relate to or result in any material impact on the residents of New York state. See Section 11 — “Purpose of the Offer and Plans for Volt.” The Offeror and Parent are newly formed entities with no employees or employee benefit programs and no history of labor relations, earnings growth or charitable or civic activities in New York or elsewhere. Given the foregoing and the disclosure throughout the Offer to Purchase, we believe that this Offer to Purchase complies with the requirements of Section 1603 of the NYBCL. As such, the Offeror and Parent filed this Offer to Purchase as a Registration Statement with the New York State Attorney General on March 25, 2022 and delivered a copy of the same to the principal office of Volt pursuant to NYBCL Section 1602(a).
Based on information supplied by the Company and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company Board and by the shareholders, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, the Offeror and Parent will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Offeror and Parent may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 13 — “Conditions of the Offer.”
16.
Appraisal Rights.

No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer or the Merger. However, if the Merger is consummated, shareholders who do not tender their Shares in the Offer will have certain rights under Section 910 of the NYBCL to demand exercise of appraisal rights, and to receive payment in cash of the fair value of, their Shares. Such appraisal rights, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the close of business on the day prior to the shareholders’ authorization date, required to be paid in cash to such holders asserting appraisal rights for their Shares. In addition, such shareholder asserting appraisal rights could be entitled to receive payment of interest on the amount determined to be the fair value of their Shares. In fixing the fair value of the shares, the New York court will consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values, investment value and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price.
If any holder of Shares who is entitled to appraisal rights under New York law demands exercise of appraisal rights but fails to perfect, or effectively withdraws or loses his, her or its rights to appraisal as provided under New York law, each Share of such shareholder will be converted in the Merger into the right to receive the Offer Price. A shareholder may withdraw his, her or its demand for exercise of appraisal rights by delivering to Volt a written withdrawal of his, her or its demand for exercise of appraisal rights and acceptance of the Merger.
If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price for each of your Shares.

Failure to follow the steps required by Sections 910 and 623 of the NYBCL for perfecting appraisal rights may result in the loss of any such rights. Any references in this Offer to Purchase to appraisal rights of a shareholder of the Company do not purport to be a complete statement of, and are qualified in their entirety by reference to, Sections 623 and 910 of the NYBCL.
17.
Fees and Expenses

Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all expenses will be paid by the party incurring those expenses.
Notwithstanding the foregoing, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.
18.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.
Parent and the Offeror have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning Volt — Additional Information.”
No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Volt or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
March 25, 2022 VEGA MERGERCO, INC.

SCHEDULE A
DIRECTORS AND EXECUTIVE OFFICERS OF
THE OFFEROR, PARENT AND CERTAIN RELATED PERSONS
1.
The Offeror

The Offeror, a New York corporation, was formed on March 10, 2022, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly owned subsidiary of Parent. The principal office address of the Offeror is 2400 Meadowbrook Pkwy, Duluth, GA, 30096-4635.
Directors and Executive Officers of the Offeror
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The telephone number at the principal office is 770-493-5588.
Name and Position	Present Principal Occupation or Employment and Employment History
Rajiv Sardana, Director, Chief Executive Officer and President	Mr. Sardana founded ACS in 1998. Since its formation, Mr. Sardana has served as the Chief Executive Officer and a director of ACS. Mr. Sardana is a U.S. citizen.
Nita Sardana, Director	Mrs. Sardana is the Vice President of Community Outreach and Corporate Giving of ACS and has held this position for more than five years. Since its formation in 1998, Mrs. Sardana has also served as a director of ACS. Mrs. Sardana is a U.S. citizen.
Sanjeev Sardana, Director	Mr. Sardana is the Chief Operating Officer of ACS and has held this position since January 2020. Previously, Mr. Sardana was the Senior Vice President of Corporate Development and the Chief Information Officer of ACS from January 2013 until December 2019. Mr. Sardana is also a director of ACS. Mr. Sardana is a U.S. citizen.
Pankaj Goel, Treasurer	Mr. Goel is the Chief Financial Officer of ACS and has held this position since June 2005. Mr. Goel is a U.S. citizen.
Richard Escoffery, Secretary	Mr. Escoffery is the General Counsel of ACS and has held this position since August 2015. Mr. Escoffery is a U.S. citizen.

2.
Parent and Rajiv Sardana

Parent, a Delaware corporation, is controlled by Rajiv Sardana, the Chief Executive Officer of American CyberSystems, Inc. The principal office address of Parent and Mr. Sardana is 2400 Meadowbrook Pkwy, Duluth, GA, 30096-4635.
Directors and Executive Officers of Parent
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The telephone number at the principal office is 770-493-5588.

Name and Position	Present Principal Occupation or Employment and Employment History
Rajiv Sardana, Director, Chief Executive Officer and President	See information set forth above.
Nita Sardana, Director	See information set forth above.
Sanjeev Sardana, Director	See information set forth above.
Pankaj Goel, Treasurer	See information set forth above.
Richard Escoffery, Secretary	See information set forth above.

The Depositary and Paying Agent for the Offer is:
By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
The Information Agent for the Offer is:
Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: (888)-613-9988